Exhibit 99.3
PUBLIC ACCOUNTS 2004-2005
VOLUME 1
CONSOLIDATED FINANCIAL STATEMENTS OF THE GOUVERNEMENT DU QUÉBEC
Fiscal year ended March 31, 2005
Published in accordance with section 86 of the Financial Administration Act (R.S.Q., c. A-6.001)

ISSN 0706-2869
ISBN 2-550-45601-7
ISBN 2-550-45602-5 (PDF)

Legal deposit – 4th quarter 2005
Bibliothèque nationale du Québec

To Her Excellency the Honourable Lise Thibault
Lieutenant-Governor of Québec
Parliament Building
Québec
Your Excellency,
The undersigned has the honour of presenting to Your Excellency the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2005.
Michel Audet
Minister of Finance
Québec, November 2005

Mr. Michel Audet
Minister of Finance
Parliament Building
Québec
Dear Sir,
In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2005. These accounts have been prepared under section 86 of the Financial Administration Act (R.S.Q., c. A-6.001), in accordance with the Government’s accounting policies.
Respectfully yours,
Carole Boisvert, CA
Comptroller of Finance
Québec, November 2005

PUBLIC ACCOUNTS — VOLUME 1

Table Of Contents

Presentation of the Public Accounts	9

Glossary	11

Statement of responsibility	15

Analysis Of Financial Statements

1. Highlights for the fiscal year	17

2. Overview of the 2004-2005 Budget	18

3. Risks and uncertainties	19

4. Variance analysis	20

Consolidated revenue	20
Consolidated expenditure	23
Consolidated budget balance	25
Consolidated net financial requirements	25
Government’s financial assets and liabilities	26
Change in the Government’s total debt	27

5. Results of the indicator analysis	29

Appendix — Financial statistics	36

Consolidated financial statements

Auditor General’s report	38

Consolidated statement of operations	42

Consolidated statement of accumulated deficit	43

Consolidated statement of financial position	44

Consolidated statement of financial requirements and financing	45

Notes to financial statements	47

PUBLIC ACCOUNTS — VOLUME 1
APPENDICES

1- Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund	70

2- Government agencies and special funds that have their own reporting entity	73

3- Government enterprises	76

4- Agencies and funds which conduct fiduciary transactions that are not included in the Government’s reporting entity	77

5- Breakdown of revenue	78

6- Breakdown of expenditure	79

7- Short-term investments	80

8- Accounts receivable	81

9- Investment in Government enterprises	82

10- Long-term investments	88

11- Bank overdraft	89

12- Accounts payable and accrued expenses	90

13- Debts	91

14- Net debt	96

15- Fixed assets	97

16- Commitments	98

17- Contingencies	102

18- Summary of fiduciary transactions conducted by Government agencies and funds	107

19- Financial Information on the health and social services and education networks, which are not included in the Government’s reporting entity	109

PUBLIC ACCOUNTS — VOLUME 1
Presentation of the Public Accounts
The 2004-2005 Public Accounts present the financial position of the Gouvernement du Québec and its operations. They have undergone changes to make them more useful and transparent, and they now include a financial analysis and a glossary to make them easier to understand.
The Ministère des Finances is aware that the use of indicators is extremely efficient for observing changes in the state of the Government’s finances. Therefore, seven representative indicators are presented in the section “Analysis of the financial statements.”
Preparing the Public Accounts requires the participation and collaboration of many employees from different Government departments, agencies and enterprises. We would like to thank all of them for their help in publishing this document.
Prior to the publication of the Public Accounts, the Ministère des Finances regularly informs the public about the state of the Government’s finances and the results of its financial transactions.
The 2004-2005 Public Accounts present information on the actual results for fiscal 2004-2005. The original forecasts were presented in the 2004-2005 Budget of March 30, 2004 and have been revised periodically in the quarterly presentations of financial transactions. The preliminary results were presented in the 2005-2006 Budget.
The Public Accounts for the fiscal year ended March 31, 2005 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the accounting policies established by the Conseil du trésor and pursuant to the provisions of section 86 of the Financial Administration Act (R.S.Q., c. A-6.001). They are published in two volumes.
Volume 1 — Consolidated financial statements of the gouvernement du Québec
Volume 1 presents the consolidated financial statements of the Gouvernement du Québec, as well as a financial analysis that allows a better understanding of the transactions carried out in fiscal 2004-2005.
The consolidated financial statements consist mainly of the following:
▪	A consolidated statement of operations, which presents the annual surplus or deficit arising from operations during the fiscal year. It discloses the Government’s revenue, the cost of services and other current expenses, as well as the variance between the current fiscal year and the previous one.
▪	A consolidated statement of accumulated deficit, which presents the change in accumulated deficits taking into consideration the results for the year and various restatements, where applicable.

PUBLIC ACCOUNTS — VOLUME 1
▪	A consolidated statement of financial position, which presents the financial resources of the Québec government as well as its obligations. It shows the net debt from which the net value of fixed assets must be subtracted to determine the accumulated deficit.

▪	A consolidated statement of financial requirements and financing, which presents the change in liquid assets (cash and cash equivalents) and makes it possible to determine the Government’s net financial requirements for the year.

▪	Notes and appendices, which provide additional information on the items that make up the various consolidated statements and which are an integral part of the consolidated financial statements. The notes also include a summary of the main accounting policies used in preparing the consolidated financial statements.
The report of the Auditor General of Québec presents his opinion on the consolidated financial statements.
Volume 2 — Revenue, appropriations, expenditure and investments of the consolidated revenue fund and financial information on the special funds of the gouvernement du Québec
Volume 2 is divided into three sections. The first two sections report on the operations of entities whose revenue is cashed into the Consolidated Revenue Fund or the Health Services Fund and entities whose operating activities are paid for out of these funds using appropriations allotted by Parliament. Such entities include Government departments, budget-funded agencies, the National Assembly and persons designated by it, and other portfolios. The third section presents summary financial information on the special funds.

PUBLIC ACCOUNTS — VOLUME 1
Glossary
The following terms are used in the section “Analysis of the financial statements” and throughout the financial statements contained in this volume.
Accrual basis of accounting
An accounting method where, in determining an entity’s net results, revenue and expenditure arising from transactions in a given year are taken into account when the revenue is earned and the expenditures incurred, without considering when the transactions were settled through cash receipts or disbursements or in any other manner.
Budget cycle
The budget cycle is defined by two main principles:
•	planning revenue and expenditure through the publication of the Budget Speech and the tabling of the Expenditure Budget; and

•	monitoring changes in revenue and implementing the Expenditure Budget.
Cash basis of accounting
An accounting method where revenue is recognized when it is received and expenditure is charged to results for the year in which it gives rise to a disbursement.
Consolidated budget balance
The consolidated budget balance represents the difference between consolidated budgetary revenue and expenditure, taking the budgetary reserve into account.
Consolidated Revenue Fund
The Consolidated Revenue Fund consists of funds collected or received from various sources and over which Parliament has a right of allocation. It comprises Government departments as well as the budget-funded agencies listed in Schedule 1 of the Financial Administration Act.
Consolidation methods
Line-by-line consolidation method
The accounts of the Consolidated Revenue Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises, are standardized and combined line by line in accordance with the Government’s accounting policies.

PUBLIC ACCOUNTS — VOLUME 1
Modified equity method
A consolidation method where investments in Government enterprises are recorded at cost, which is adjusted annually by the Government’s share in the results of these enterprises with an offsetting entry to revenue and reduced by the portion of dividends that are paid or declared by an enterprise to the Government. The criteria that define a Government enterprise are presented in the notes to the financial statements.
Derivative instruments
Instruments whose value fluctuates depending on an underlying interest, regardless of whether the underlying interest is actually held or issued.
Direct debt
Direct debt corresponds to borrowings contracted on financial markets to meet the financial requirements of the Consolidated Revenue Fund and consolidated organizations.
Financial assets
Financial assets consist mainly of accounts receivable, temporary investments, investments in Government enterprises and long-term investments.
Financial instruments
Liquid assets, equity securities in an entity, or contracts that are both a source of financial assets for one of the two contracting parties and a source of financial liabilities or equity instruments for the other contracting party.
Government accounting policies
The Government’s accounting policies define how financial transactions are recorded in its books and adequately reported to the general public. These policies were enacted by a decision of the Conseil du trésor (CT 192720).
Gross domestic product (GDP)
The value of all goods and services produced within the geographical limits of a country or a territory during a given period.
Indicators
Tools of measurement that make it possible to monitor and assess the attainment of an objective, the implementation of a strategy or the accomplishment of a task or an activity.

PUBLIC ACCOUNTS — VOLUME 1
Missions
The basic activity areas of a government that constitute its raison d’être. In Québec, there are six missions: Health and Social Services, Education and Culture, Support for Individuals and Families, Economy and Environment, Administration and Justice, and Debt Service.
Net debt
Net debt consists of accumulated operating deficits and the net value of fixed assets. It corresponds to the difference between the Government’s financial assets and its liabilities.
Net financial requirements
The Government’s net financial requirements are the net resultant of liquid assets required for operating and investment activities.
Non-financial assets
Assets available at the end of the year that normally cannot be converted into money for repaying the debt without disrupting the State’s operations.
Own-source revenue
Total own-source revenue consists of revenue from income and property taxes, consumption taxes, duties, permits and forfeitures, as well as revenue from Government enterprises.
Pre-financing
Borrowings contracted during the year with an offsetting entry to cash for the financial requirements of the following year.
Reporting entity
The Government’s reporting entity encompasses departments, agencies, enterprises and special funds which must account for the management of their financial transactions and resources to a minister or directly to the National Assembly and which are part of the Government or under its control.
Retirement Plans Sinking Fund (RPSF)
Under the Financial Administration Act, the Minister of Finance may make long-term investments by depositing money from the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec, up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans.

PUBLIC ACCOUNTS — VOLUME 1
Total debt
The Government’s total debt consists of the direct debt and the net pension plans liability. The Retirement Plans Sinking Fund, an asset that will eventually be used to pay the pension benefits of public and parapublic sector employees, is subtracted from the pension plans liability.
Transfer payments
Funds transferred by a government to an individual, an organization or another government for which the transferring government:
i)	does not receive any goods or services in return, contrary to what occurs in purchase/sale transactions;

ii)	does not plan to receive income, as it would with an investment.

PUBLIC ACCOUNTS — VOLUME 1
Statement of rešponsability
The Government is responsible for the integrity and objectivity of the consolidated financial statements prepared by the Comptroller of Finance for the Minister of Finance in accordance with the Financial Administration Act (R.S.Q., c. A-6.001, s. 86). The analysis of the financial statements contained in Volume 1 was also prepared by the Québec government.
To fulfil its accounting and financial reporting responsibilities, the Government maintains systems of financial management and internal control designed to provide reasonable assurance that transactions are duly authorized by Parliament and properly executed and recorded.
The Comptroller of Finance takes care of Government accounting and obtains all the information needed to meet its accounting requirements from Government departments, agencies, enterprises and funds.
The Government submits its consolidated financial statements for audit assurance to the Auditor General who, in his report to the National Assembly, states the nature and scope of his audit as well as his opinion.
The financial statements are part of the Public Accounts tabled annually in the National Assembly by the Minister of Finance.
On behalf of the Gouvernement du Québec,

Jean Houde	Carole Boisvert, CA
Deputy Minister of Finance	Comptroller of Finance
Québec, November 30, 2005

SECTION 1 Analysis of financial statements

ANALYSIS OF
FINANCIAL STATEMENTS
1.	Highlights for the fiscal year
•	Real gross domestic product (GDP) for 2004 grew by 2.4%, while the Budget of March 30, 2004 forecast an increase of 2.7%.

•	Actual results show an annual deficit of $664 million owing to the recording of a $673-million allowance for pay equity.

•	Consolidated revenue amounts to $57 297 million, or $313 million more than anticipated in the Budget. This represents an increase of 4.3% compared with fiscal 2003-2004.

•	Consolidated expenditure amounts to $57 961 million, or $977 million more than forecast on March 30, 2004. This represents an increase of 4.8% compared with the previous fiscal year.

•	Consolidated financial requirements were reduced to $418 million, down $46 million compared with the 2004-2005 Budget.

•	The Government’s total debt has been revised upward by $2 866 million since the March 30, 2004 Budget, mainly because of pre-financing.

2005

(1)	For the purpose of comparing the Budget and the actual results, transactions included in the specified purpose accounts were added to the 2004-2005 Budget. Accordingly, $146 million, $114 million and $260 million were added, respectively, to own-source revenue, Government of Canada transfers and expenditure excluding debt service, without affecting the achievement of a balanced budget.

PUBLIC ACCOUNTS — VOLUME 1
2. Overview of the 2004-2005 Budget
In the 2004-2005 Budget, the Government committed itself to maintaining a balanced budget.
Own-source revenue, excluding revenue from Government enterprises, was expected to grow by 4.3%. The Government had previously announced fiscal measures that would come into effect in January 2005, particularly a new child support measure, a work premium and simplification of the tax system. It was already anticipated in the Budget that the impact of these announcements on revenue would total $323 million in 2004-2005.
Revenue from Government enterprises was forecast to grow by 21.4%, primarily because the Government planned to bring in $880 million in revenue from the sale of assets and the disposition of investments.
Government of Canada transfers were expected to decline by 9.6%. This downward revision was due mainly to the non-recurrence of transfer increases stemming from the federal government’s February 2003 announcement on health. In addition, the Government planned to present concrete proposals to the federal government not only in regard to equalization but also health.
In the Expenditure Budget, a growth rate of 2.9% was forecast for program spending and included increases of 5.1%, 2.7% and 0.5%, respectively, in the budgets for health, education and other departments.
The Government thus committed itself to making health its top priority. The Budget Speech of March 30, 2004 announced a spending increase of roughly $1 billion for the Ministère de la Santé et des Services sociaux. In fiscal 2004-2005, spending for the “Health and Social Services” mission was expected to be $20.8 billion.
The Budget also banked on an increase in spending by the Ministère de l’Éducation to ensure quality education services resolutely geared to success. The allocation of this new funding raised the spending forecast for the “Education and Culture” mission to $12.5 billion for the year ended March 31, 2005.

ANALYSIS OF
FINANCIAL STATEMENTS
3. Risks and uncertainties
The Government establishes its annual budget on the basis of economic forecasts. Any changes observed, particularly in economic performance, consumer spending, the Consumer Price Index or interest rates, can make actual results different from those announced in the Budget. For example, a 1% difference in nominal GDP has an impact of about $400 million on the Government’s own-source revenue.
Furthermore, Government of Canada transfers, which represented approximately 17% of the Government’s total revenue in 2004-2005, are affected by revisions of economic or population data and by negotiations with the federal government, both of which are carried out on a regular basis. Such revisions can change the level of equalization and transfer revenue in health and social programs, which are the most important items in this revenue category.
As regards program spending, the level of spending allocated to certain programs is also related to the economic situation: for example, changes in the labour market affect the cost of employment assistance and income security programs, while interest rate fluctuations affect debt service for subsidized fixed assets.
Lastly, the Government is faced with pending or potential claims and lawsuits, which are discussed in Note 10.

PUBLIC ACCOUNTS — VOLUME 1
4. Variance analysis
Consolidated summary of operations
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)

					Change
					compared
	Budget	Actual results	Change	Actual results	with
	Speech of	as at March 31,	compared	as at March 31,	previous
	March 30, 2004 (1)	2005	with Budget	2004	year
Own-source revenue excluding revenue from Government enterprises	43 076	43 012	(64)	41 015	1 997
Revenue from Government enterprises	4 823	4 346	(477)	3 815	531

Own-source revenue	47 899	47 358	(541)	44 830	2 528

Government of Canada transfers	9 085	9 939	854	10 120	(181)

Total revenue	56 984	57 297	313	54 950	2 347

Expenditure (excluding debt service)
Health and Social Services	20 813	20 923	110	19 848	1 075
Education and Culture	12 543	12 525	(18)	12 378	147
Other missions (2)	16 035	17 064	1 029	15 841	1 223

	49 391	50 512	1 121	48 067	2 445
Debt service	7 593	7 449	(144)	7 241	208

Total expenditure	56 984	57 961	977	55 308	2 653

ANNUAL SURPLUS (DEFICIT)	—	(664)	(664)	(358)	(306)

(1)	These data include, in addition to the Consolidated Revenue Fund, the revenue and expenditure of specified purpose accounts and the Government’s organizations and special funds.

(2)	The other missions are: “Economy and Environment,” “Support for Individuals and Families,” and “Administration and Justice”.
Consolidated revenue
Comparison of actual results with the Budget
Own-source revenue, excluding revenue from Government enterprises, is $64 million less than forecast in the 2004-2005 Budget. This decrease can be attributed to a decline in personal income tax, which is partly offset by an increase in consumption taxes.

ANALYSIS OF
FINANCIAL STATEMENTS
The $477-million decline in revenue from Government enterprises is mainly due to a decrease of $483 million in anticipated revenue of $880 million from the sale of assets and the disposition of investments. Income from the sale of assets totals $397 million and comes mainly from the sale by Hydro-Québec of its interest in Noverco.
The $854-million increase in Government of Canada transfers is explained primarily by the Health Accord concluded in September 2004, which entailed a $502-million rise in transfers, and by the new equalization framework announced by the federal government at the First Ministers’ Meeting in October 2004, which generated additional revenue of $279 million.
Comparison of actual results with the previous fiscal year
The increase of $2 528 million, or 5.6%, in own-source revenue can be attributed mainly to the following factors:
•	a rise of $596-million, or 3.7%, in personal income tax, resulting from an increase in salaries and wages and other income subject to tax and the impact of refunds attributable to the new family assistance measure;

•	a rise of $585 million, or 6.5%, in sales tax, because of the marked increase in retail sales and the vitality of residential construction;

•	an increase of $531 million, or 13.9%, in revenue from Government enterprises, primarily as a result of additional revenue of $397 million from the sale of assets.
The decrease of $181 million, or 1.8%, in Government of Canada transfers is due to the combined impact of the following factors:
•	an increase of $1 156 million, or 28.4%, in equalization, mainly because of the major negative adjustments to previous years that took place in 2003-2004 but not in 2004-2005;

•	a decline of $918 million, or 21.5%, in transfers for health care and for post-secondary education and other social programs, resulting essentially from non-recurrent receipts from trust accounts in 2003-2004;

•	a decline of $419 million, or 23.4%, in other programs, caused primarily by a change in the repayment schedule for the tax transfer related to youth allowances.

PUBLIC ACCOUNTS — VOLUME 1
Consolidated revenue
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)
2005
2004 (1)

(1)	Certain 2004 figures were reclassified for consistency with the presentation adopted in 2005.

ANALYSIS OF
FINANCIAL STATEMENTS
Consolidated expenditure
Comparison of actual results with the Budget
For 2004-2005, expenditure excluding debt service is $1 121 million higher than forecast in the 2004-2005 Budget. Part of this increase can be attributed to the fact that program spending was revised upward to take into account an increase of $269 million in the Ministère du Revenu’s doubtful accounts expenditure and the recording of a $673-million allowance for pay equity. The rest is due essentially to consolidated organizations.
Debt service is down $144 million compared with the forecast. This revision stems from the fact that the results of the Sinking Fund for Government Borrowings and the Retirement Plans Sinking Fund, whose revenue is recorded as a reduction of debt service, were better than originally expected.
Comparison of actual results with the previous fiscal year
The increase of $2 445 million, or 5.1%, in expenditure excluding debt service can be attributed primarily to the following factors:
•	a rise of $1 075 million, or 5.4%, in the “Health and Social Services” mission following an increase in the budget bases of public establishments, the upward movement of costs associated with medication and medical supplies and the increase in services to meet the growth in the population’s needs;

•	a rise of $1 223 million, or 7.7%, in “Other missions,” which includes the recording of a $673-million allowance for pay equity.
Lastly, the increase of $208 million, or 2.9%, in debt service in 2004-2005 can be explained mainly by the combined impact of the rise in interest charges on long-term borrowings and the decline in the revenue of the Sinking Fund for Government Borrowings, which is recorded as a reduction of debt service.

PUBLIC ACCOUNTS — VOLUME 1
Consolidated expenditure
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)
2005
2004 (1)

(1)	Certain 2004 figures were reclassified for consistency with the presentation adopted in 2005.

ANALYSIS OF
FINANCIAL STATEMENTS
Consolidated budget balance
The actual results for fiscal 2004-2005 show an annual deficit of $664 million, including the $673-million allowance for pay equity. In accordance with the provisions of the Balanced Budget Act (R.S.Q., c. E-12.00001), the Minister of Finance must report to the National Assembly on the surplus or overruns registered during the fiscal year in relation to the objectives set by the Act.
Pursuant to the Balanced Budget Act, the accumulated surplus at the end of fiscal 2004-2005 breaks down as follows:
Accumulated surplus pursuant to the Balanced Budget Act
(in millions of dollars)

	2005		2004
		Actual	Actual
	Budget	data	data
Accumulated surplus, beginning of year	819	819	1177
Surplus (overrun) reported for the year		(664)	(358)

Accumulated surplus, end of year	819	155	819

Consolidated net financial requirements
The $46-million improvement in consolidated net financial requirements, compared with the Budget, includes a $602-million decrease in “Other accounts” to take into account the fact that the $673-million allowance for pay equity did not generate disbursements in 2004-2005, as well as minimal decreases for the other items that make up non-budgetary transactions. These decreases are offset in part by the $664-million increase in the annual deficit.
Consolidated net financial requirements
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)

	Budget
	Speech of		Change
	March 30,	Actual	compared
	2004	data	with Budget
Annual deficit		(664)	(664)

Consolidated non-budgetary transactions

Investments, loans and advances	(996)	(979)	17
Fixed assets	(1158)	(1083)	75
Pension plans	2118	2134	16
Other accounts	(428)	174	602

Consolidated non-budgetary transactions	(464)	246	710

CONSOLIDATED NET FINANCIAL REQUIREMENTS	(464)	(418)	46

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Government’s financial assets and liabilities
AS AT MARCH 31, 2005
(in millions of dollars)
2005
2004

ANALYSIS OF
FINANCIAL STATEMENTS
Comparison of actual results with the previous fiscal year
The difference between the government’s financial assets and its liabilities corresponds to the net debt. As at March 31, 2005, the net debt amounted to $99 042 million, or $2 017 million more than the previous fiscal year.
Financial assets grew by $3 296 million in fiscal 2004-2005, essentially because of increases of $1 613 million in accounts receivable, $866 million in investment in Government enterprises and $806 million in temporary investments. The breakdown of the Government’s financial assets is presented in appendices 7 to 10 of the consolidated financial statements.
The Government’s liabilities consist mainly of direct debt, pension plans, debt contracted to finance the networks, and accounts payable and accrued expenses. The growth of the Government’s liabilities in 2004-2005 is due primarily to an increase in the Government’s total debt.
Change in the Government’s total debt
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)

	Budget
	Speech of	Actual results		Change	Actual results		Change
	March 30,	as at March 31,		compared	as at March 31,		compared with
	2004	2005		with Budget	2004		previous year
Direct debt(1)	79 043	83 479	(2)	4 436	77 933	(2)	5 546
Pension plans liability	54 605	54 619		14	52 485		2 134
Retirement Plans Sinking Fund	(16 749)	(18 333)		(1 584)	(14 204)		(4 129)

Net pension plans liability	37 856	36 286		(1 570)	38 281		(1 995)

TOTAL DEBT	116 899	119 765		2 866	116 214		3 551

(1)	Includes deferred foreign exchange losses (gains).

(2)	Includes pre-financing.
The total debt comprises direct debt (borrowings issued on markets) and the net pension plans liability. The above table shows the change in the Government’s total debt compared with the forecast in the 2004-2005 Budget and the change compared with the previous fiscal year.

PUBLIC ACCOUNTS — VOLUME 1
Comparison of actual results with the Budget
The $4 436-million upward revision of the direct debt, compared with the figure announced in the 2004-2005 Budget, is explained mainly by pre-financing for a total of $2 662 million and advance deposits of $1 555 million in the Retirement Plans Sinking Fund. The $1 584-million upward revision of the assets of the Retirement Plans Sinking Fund is due to advance deposits of funds that were supposed to be deposited only in 2005-2006.
Comparison of actual results with the previous fiscal year
Accordingly, as at March 31, 2005, the Government’s total debt amounted to $119 765 million, an increase of $3 551 million since March 31, 2004. The main factors responsible for this increase are as follows:
•	total investments of $1 954 million in fixed assets, less the $871-million depreciation expenditure, which increased the net value of these assets by $1 083 million;

•	the $866-million increase in Government investments in its enterprises (especially Hydro-Québec), owing mainly to the fact that the profits of such enterprises are not paid out as dividends.

ANALYSIS OF
FINANCIAL STATEMENTS
5. Results of the indicator analysis
Indicator analysis shows that the Government’s financial situation has improved in recent years. Indeed, the ratios reveal that the Government’s ability to meet its commitments is greater than before. Furthermore, the financial risk management policy has made the Government less vulnerable to foreign exchange rate fluctuations on financial markets.
Ratio 1: Total debt to gross domestic product (GDP)
This ratio, which shows the relationship between the Government’s total debt (direct debt and net pension plans liability) and GDP, makes it possible to evaluate the Government’s ability to maintain existing programs and services.
The ratio of debt to GDP has improved constantly, from 52.2% as at March 31, 1998 to 43.7% as at March 31, 2005. This reduction in the weight of the debt in the economy stems from the fact that a balanced budget was maintained in a context of sustained economic growth over that period.
TOTAL GOVERNMENT DEBT AS A % OF GDP (1)

(1)	Total debt excluding pre-financing and deferred foreign exchange losses (gains).

PUBLIC ACCOUNTS — VOLUME 1
Ratio 2: Change in consolidated budget balance
The consolidated budget balance is the difference between consolidated budgetary revenue and expenditure. This indicator shows the extent to which the Government is able to meet its annual financial obligations from its revenue (own-source revenue and federal transfers).
Despite annual fluctuations, the Government has generally managed to maintain a balanced budget in recent years since the surpluses and deficits realized each year tended to offset one another. For 2000-2001 and 2001-2002, these results include the use of the budgetary reserve created under the Act to establish a budgetary surplus reserve fund (R.S.Q., c. R.-25.1). It should also be noted that section 9 of the Balanced Budget Act (R.S,Q., c. E-12.00001) stipulates that “if the Government achieves a surplus in a fiscal year, it may incur overruns in subsequent fiscal years up to the amount of that surplus.”
CONSOLIDATED BUDGET BALANCE
(in millions of dollars)

(1)	An amount of $950 million was posted to the budgetary reserve in 2000-2001.

(2)	The budgetary reserve accumulated in 2000-2001 was used in full in 2001-2002.

ANALYSIS OF
FINANCIAL STATEMENTS
Ratio 3: Debt service to total revenue
This ratio measures the Government’s ability to cover the cost of the total debt from its total revenue.
The proportion of total revenue devoted to debt service was 13.0% in 2004-2005, compared with 17.4% in 1997-1998, which represents a decrease of over four percentage points.
DEBT SERVICE AS A % OF TOTAL REVENUE(1)

(1)	Because of changes to the family policy as of January 1, 2005, amounts that used to be recorded under program spending have been recorded as revenue. Therefore, the data used to calculate the ratio for years prior to 2004-2005 incorporate a restatement covering a three-month period, which reduces revenue and program spending by $132 million. These data also include revenue associated with the specified purpose accounts.

PUBLIC ACCOUNTS — VOLUME 1
Ratio 4: Own-source revenue to GDP
The Government’s own-source revenue includes all revenue apart from transfers received from the Government of Canada. Therefore, the ratio of own-source revenue to GDP measures the proportion of collective wealth that the Government collects in the form of income tax and other taxes.
Except for the increase observed in 1998-1999, it can be noted that this ratio has dropped steadily, from 19.7% in 1998-1999 to 17.7% in 2004-2005. This means that the Government now collects a smaller proportion of collective wealth to finance public services.
OWN-SOURCE REVENUE AS A % OF GDP(1)

(1)	See the note for Ratio 3.

ANALYSIS OF
FINANCIAL STATEMENTS
Ratio 5: Program spending to GDP
This ratio is used to measure the weight represented by the Government in the economy in paying for public services.
Program spending as a percentage of GDP fell from 19.3% in 1998-1999 to 18.0% in 2004-2005. This means that the Government has reduced the proportion of collective wealth it uses to finance public services.
PROGRAM SPENDING OF THE CONSOLIDATED REVENUE FUND AS A % OF GDP(1)

(1)	See the note for Ratio 3.

PUBLIC ACCOUNTS — VOLUME 1
Ratio 6: Transfers received from the Government of Canada to total revenue
Transfers received from the Government of Canada comprise equalization payments, payments from transfers for health care and for post-secondary education and other social programs, and amounts transferred by the federal government under various cost-sharing agreements. This ratio is used to measure the proportion of the Government’s revenue that comes from the federal government.
The data on the following chart show that federal transfers are very volatile. In 1999-2000, the proportion of federal transfers in total revenue was 13.7%, an historic low compared with almost to 29% observed in 1983-1984. In 2001-2002, the proportion was 18.8%. Since then it has declined, reaching 17.4% in 2004-2005.
TRANSFERS RECEIVED FROM THE GOVERNMENT OF CANADA AS A % OF TOTAL REVENUE

ANALYSIS OF
FINANCIAL STATEMENTS
Ratio 7: Debt in foreign currency to total debt
This ratio measures what proportion of the total debt is in foreign currency, after taking into account the derivative instruments used by the Government in managing its debt. It aims to highlight the Government’s vulnerability to fluctuations in the Canadian dollar.
Over the past seven years, the proportion of total debt in foreign currency has declined sharply, making the Government less vulnerable to fluctuations in the Canadian dollar in relation to other currencies.
DEBT IN FOREIGN CURRENCY AS A % OF TOTAL DEBT(1)
AS AT MARCH 31

(1)	Including pre-financing and excluding the balance of deferred foreign exchange losses (gains).

PUBLIC ACCOUNTS – VOLUME 1
APPENDIX
Financial statistics (since the accounting reform)
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)
This table presents the trends observed over the past eight years for several financial statement items. In addition, explanatory notes identify the changes made to previous financial statements.

Fiscal			(Deficit) or		Total	Net		Fixed	Accumulated
year	Revenue *	Expenditure *	surplus		debt	debt(1)		assets	deficit
2004-2005	57 297	57 961	(664)		119 765	(99 042	) (9)	11 818	(87 224)
2003-2004	54 950	55 308	(358)		116 214	(97 025	) (8)	10 735	(86 290)
2002-2003	52 676	53 404	(728)		114 578	(95 601	) (7)	9 716	(85 885)
2001-2002	50 503	51 431	(928	)(10)	107 486	(92 772	) (6)	8 234	(84 538)
2000-2001	51 214	49 837	1 377	(10)	104 860	(88 208	) (5)	7 166	(81 042)
1999-2000	47 577	47 570	7		101 281	(89 162	) (4)	6 693	(82 469)
1998-1999	46 889	46 763	126		102 106	(88 810	) (3)	6 233	(82 577)
1997-1998	42 307	44 464	(2 157)		98 535	(88 597	) (2)	6 016	(82 581)

*	Certain figures were reclassified for consistency with the presentation adopted in 2004-2005.

($M: millions of dollars)

(1)	Net debt represents total liabilities minus financial assets, recorded in the consolidated statement of financial position.

(2)	The net debt of ($64 833 M) as at April 1, 1997 was increased by ($21 607 M), including ($13 173 M) for the recording of unrecorded pension plan obligations, ($6 889 M) for the consolidation of Government enterprises, agencies and special funds, ($731 M) for the change to the method used to record borrowings, ($461 M) for the recording of public sector restructuring measures and (353 M$) for the recording of fixed assets.

(3)	The net debt was increased by ($339 M), including ($217 M) for fixed assets, ($25 M) for accounts payable and accrued expenses and ($97 M) for other accounts.

(4)	The net debt was increased by ($359 M) for fixed assets.

(5)	The net debt was increased by ($423 M), including ($473 M) for fixed assets, ($12 M) for sick leave and vacations and $62 M for investments in Government enterprises.

(6)	The net debt was increased by ($1 386 M), including ($1 068 M) for fixed assets, $88 M for the Government’s share of enterprises’ foreign exchange gains or losses, ($215 M) for the correction of the error made by the Canada Customs and Revenue Agency, ($65 M) for the change in the accounting policy for certain recoveries and ($126 M) for the recording of employer contributions in respect of obligations relating to sick leave and vacations, for the change in the status of a Government enterprise and for costs related to the improvement of premises. In addition, accounting changes made by Government enterprises increased the net debt by ($2 250 M), including ($1 338 M) for foreign currency translation and ($912 M) for the introduction of a provision for deviations in the real rate of return.

(7)	The net debt was increased by ($1 714 M), including ($1 482 M) for fixed assets, ($122 M) for the Government’s share of enterprises’ foreign exchange gains or losses and ($110 M) for a change in the application of the accounting policy for debts and an adjustment to the accounts receivable of a consolidated agency. In addition, accounting changes made by Government enterprises increased the net debt by ($387 M), including ($363 M) relating to the capping mechanism used in calculating deferred foreign exchange gains and losses on the basis of the real rate of return assumption.

(8)	The net debt was increased by ($1 059 M), including ($1 019 M) for fixed assets and ($40 M) for the Government’s share of enterprises’ foreign exchange gains or losses. In addition, a correction of the allowance for sick leave and vacations made by a Government enterprise increased the net debt by ($7 M).

(9)	The net debt was increased by ($1 353 M), including ($1 083 M) for fixed assets, ($126 M) following a reassessment of subsidies for school boards, ($147 M) for a correction to the allowance for doubtful accounts and $3 M for the Government’s share of enterprises’ foreign exchange gains or losses.

(10)	Does not take the budgetary reserve of ($950 M) into account.

SECTION 2
Consolidated financial
statements

CONSOLIDATED FINANCIAL
STATEMENTS
Auditor General’s report
To the National Assembly,
I have audited the following consolidated financial statements of the Government of Québec for the fiscal year ended March 31, 2005:
–	operating results;

–	accumulated deficits;

–	financial position;

–	financial requirements and financing.
The Minister of Finance is responsible for the preparation of these financial statements. My responsibility is to express an opinion on these financial statements based on my audit.
Except for the limitations mentioned below, I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting policies used and significant estimates made by the management of government departments and agencies included in the government reporting entity, as well as evaluating the overall financial statement presentation.
Reporting entity
The government reporting entity, which is described in note 1 of the financial statements, does not include the entities of the education network and those of the health and social services network. The government should include those entities in its reporting entity, since it controls them.
Given the fact that the government did not compile all of the necessary information, I was unable to determine the effects of the non-inclusion of the entities of the education network and of the health and social services network in the financial statements. However, based on the information that I do have, the inclusion of these entities in the government’s consolidated financial statements would have a significant impact on the financial information presented in those statements.

PUBLIC ACCOUNTS — VOLUME 1
Auditor General’s report (cont’d)
Actuarial obligations and liabilities related to pension plans
Actuarial obligations relating to vested benefits are disclosed in note 5 of the financial statements. Those related to regular service of the Government and Public Employees Retirement Plan (RREGOP) and the Pension Plan of Management Personnel (PPMP), as well as those of the Teachers Pension Plan (TPP) and the Civil Service Superannuation Plan (CSSP) totalling $48.2 billion as at December 31, 2004 are understated by at least $1 billion. Unamortized actuarial losses, presented under the “Adjustments” heading, are understated by at least $825 million. Consequently, the liabilities resulting from these obligations, the net debt and accumulated deficits as at March 31, 2005, as well as the deficit for the year ended on this date are understated by at least $175 million. These understatements result from the fact that the accounting practice of the government mentioned in its financial statements and which is to prepare triennial actuarial valuations to determine the obligations related to pension plans has not been respected. In the absence of new actuarial valuations, the estimate of obligations for these four plans is based on actuarial valuations dated December 31, 1999, completed in 2001, which results in an inadequate estimate of these obligations.
Provisions for losses on guaranteed financial initiatives
Investissement Québec establishes the provisions for losses on its financial initiatives guaranteed by the government according to the credit risks and the initiatives in progress. The government records different provisions for the same initiatives according to its own assessment of the credit risks and on the basis of the authorized interventions rather than of those in progress. In my opinion, the provisions established by Investissement Québec are appropriate, because they are evaluated on the basis of the accrual accounting method and a meticulous analysis of the credit risks. Hence, the government should have recorded in its books the provisions calculated by Investissement Québec. The effect of not having recorded the appropriate provisions is to overstate long-term investments by $133 million and to understate accounts payable and accrued expenses by $44 million as at March 31, 2005. The net debt and accumulated deficits have been understated by $177 million at the same date (March 31, 2004: $33 million). Furthermore, the government understated the deficit of the fiscal year ended March 31, 2005 by $144 million (March 31, 2004: $294 million).

CONSOLIDATED FINANCIAL
STATEMENTS
Auditor General’s report (cont’d)
In my opinion, except for the effects mentioned above of the non-inclusion in its reporting entity of the entities of the networks, of not preparing more recent actuarial valuations for four pension plans and of the inadequate recording of provisions for losses on guaranteed financial initiatives, these consolidated financial statements present fairly, in all material respects, the financial position of the Government of Québec as at March 31, 2005, as well as the results of its operations and the changes in its financial position for the fiscal year then ended, in accordance with the accounting policies set forth in note 1. As required by the Auditor General Act, I report that, in my opinion, these accounting policies have been applied on a basis consistent with that of the preceding fiscal year.
Comments of the Auditor General
The Auditor General Act allows me to make any comment I consider appropriate in my report on the government’s financial statements. The following comments complete my opinion on these financial statements.
          1- Recording of transfer revenue from the Government of Canada
The government’s accounting policy with respect to transfer revenue relies on a cash basis of accounting. The application of this policy leads to an inadequate recording of transfer revenue in the financial statements. Significant amounts collected by the government are presented as income, whereas in actual fact, they are debts. Indeed, at the date of the tabling of the financial statements, the Government of Québec is aware of the legal requirement to repay said amounts.
The effects of this inappropriate recording are to understate the deficit of the fiscal year ended March 31, 2005 by $1.1 billion (March 31, 2004: $670 million). Moreover, the liabilities and the net debt were understated by $3.1 billion as at March 31, 2005 (March 31, 2004: $2 billion).
The taking into account of the combined effects of my observations on the actuarial obligations and liabilities related to pension plans, on the provisions for losses on guaranteed financial initiatives and on transfer revenue would increase the deficit of the fiscal year ended March 31, 2005 by at least $1.4 billion to total at least $2.1 billion. It would also increase the deficit of the fiscal year ended March 31, 2004 by $1 billion to total $1.3 billion. As for the liabilities and the net debt, they would increase by at least $3.4 billion, totalling at least $141.7 billion and $102.4 billion respectively as at March 31, 2005,

PUBLIC ACCOUNTS — VOLUME 1
Auditor General’s report (cont’d)
compared with an increase of $2 billion for the liabilities and a net debt totalling $135 billion and $99 billion respectively as at March 31, 2004. To these combined effects must be added those ensuing from the non-inclusion of the entities of the networks, effects which have not been determined.
          2- Compliance with generally accepted accounting principles for the public sector
These financial statements were prepared according to accounting policies determined by the government. Some of these policies differ from the accounting principles established by the Canadian Institute of Chartered Accountants (CICA) for the public sector. The use of these accounting principles could result in an increase or a decrease in the amounts of the annual deficit, the liabilities, the net debt and the accumulated deficits presented in these financial statements and in my comments. However, as I do not have all of the information required to evaluate their impacts, I was unable to establish all of the effects of the application of these principles on the consolidated financial statements.

Auditor General of Québec,

Renaud Lachance, CA

Québec, November 30, 2005

CONSOLIDATED FINANCIAL
STATEMENTS
Consolidated statement of operations
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)

		2005			2004
			Actual		Actual
Appendix		Budget *	results		results
(Note 12)
5	REVENUE (Note 3)
	Income and property taxes	26 846	26 334		25 138
	Consumption taxes	12 049	12 357		11 755
	Duties and permits	1 321	1 536		1 296
	Miscellaneous	2 860	2 785		2 826
9	Revenue from Government enterprises	4 823	4 346		3 815

	Own-source revenue	47 899	47 358		44 830
	Government of Canada transfers	9 085	9 939		10 120

	Total revenue	56 984	57 297		54 950

6	EXPENDITURE
	Health and Social Services	20 813	20 923		19 848
	Education and Culture	12 543	12 525		12 378
	Economy and Environment	6 364	6 350		6 198
	Support for Individuals and Families	5 312	5 275		5 290
	Administration and Justice	4 359	5 439	(1)	4 353

	Sub-total	49 391	50 512		48 067
	Debt service	7 593	7 449		7 241

	Total expenditure	56 984	57 961		55 308

	ANNUAL DEFICIT	—	(664)		(358)

*	Based on the revenue and expenditure forecasts shown in the 2004-2005 Budget of March 30, 2004. For the purpose of comparing the Budget and the actual results, transactions included in the specified purpose accounts were added to the 2004-2005 Budget. Accordingly, $146 million, $114 million and $260 million were added, respectively, to own-source revenue, Government of Canada transfers and expenditure excluding debt service, without affecting the achievement of a balanced budget.

(1)	Including $673 million for an allowance for pay equity for the period from November 21, 2001 to March 31, 2005.
The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

PUBLIC ACCOUNTS— VOLUME 1
Consolidated statement of accumulated deficit
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)

	2005		2004
	Budget *	Actual	Actual
PREVIOUSLY ESTABLISHED ACCUMULATED DEFICIT, BEGINNING OF YEAR	(86 105)	(86 290)	(85 892)
Restatements (Note 2)	—	(273)	—
Government’s share of translation adjustments of Government enterprises	—	3	(40)

Annual deficit	—	(664)	(358)

ACCUMULATED DEFICIT, END OF YEAR	(86 105)	(87 224)	(86 290)

*	Based on the revenue and expenditure forecasts shown in the 2004-2005 Budget of March 30, 2004.
The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL
STATEMENTS
Consolidated statement of financial position
AS AT MARCH 31, 2005
(in millions of dollars)

Appendix		2005		2004
FINANCIAL ASSETS
7	Short-term investments		2 970		2 164
8	Accounts receivable		8 949		7 336
9	Investment in Government enterprises		19 668		18 802
10	Long-term investments		2 877		2 761
	Deferred expenses related to debts		260		329
	Advances to the health and social services and education networks and Government enterprises (Note 7)		3 722		3 662
	Assets for financing the fixed assets of the health and social services and education networks (Note 8)		812		908

	TOTAL FINANCIAL ASSETS		39 258		35 962

LIABILITIES
11	Bank overdraft		216		201
12	Accounts payable and accrued expenses		9 660		8 775
	Deferred revenue		1 311		332
	Pension plans (Note 5)		36 286		38 281
13	Debt before deferred foreign exchange (gain) loss (Notes 6 and 7)	82 972		78 292
	Deferred foreign exchange (gain) loss	(507)	83 479	359	77 933

13	Debt to finance the health and social services and education networks and Governement enterprises (Notes 6 and 7)		3 722		3 662
13	Debt to finance the work of municipal bodies (Notes 6 and 7)		2 814		2 895
	Allowance for financing the fixed assets of the health and social services and education networks (Note 8)		812		908

	TOTAL LIABILITIES		138 300		132 987

14	NET DEBT		(99 042)		(97 025)
15	FIXED ASSETS (Note 4)		11 818		10 735

	ACCUMULATED DEFICIT		(87 224)		(86 290)

16	Commitments (Note 9)
17	Contingencies (Note 10)
Subsequent event (Note 13)
18	Summary of fiduciary transactions conducted by Government agencies and funds
19	Financial information on the health and social services and education networks that are not included in the Government’s reporting entity
The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

PUBLIC ACCOUNTS – VOLUME 1
Consolidated statement of financial requirements and financing
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)

	2005		2004
			(Note 12)
OPERATING ACTIVITIES
Annual deficit		(664)		(358)
Items not affecting liquid assets:
Doubtful accounts and other allowances	477		210
Sick leave and vacations	128		(59)
Depreciation and loss in value of fixed assets	871		841
Amortization of deferred expenses related to debts	25		158
Amortization of deferred foreign exchange loss	25		5
Amortization of discounts and premiums	105	1 631	90	1 245

		967		887

Changes in financial assets and liabilities related to operations		(556)		(1 527)

		411		(640)

Activities related to pension plans

Pension costs (Note 5)	1 596		1 618
Interest on pension plans (Note 5)	3 714	5 310	3 604	5 222

Benefits	(3 278)		(3 154)
Employee and independent employer contributions	102	(3 176)	151	(3 003)

		2 134		2 219

Liquid assets provided by operating activities		2 545		1 579

INVESTMENT ACTIVITIES

Changes in investment in Government enterprises
Investments made	(3)		(11)
Investments realized	80		285
Share in the results of enterprises entered as revenue less declared dividends	(940)	(863)	(786)	(512)

Changes in long-term investments
Investments made	(421)		(1 107)
Investments realized	275	(146)	434	(673)

Fixed assets
Acquisition	(1 985)		(1 884)
Disposal	31	(1 954)	24	(1 860)

Liquid assets used for investment activities		(2 963)		(3 045)

NET FINANCIAL REQUIREMENTS		(418)		(1 466)

CONSOLIDATED FINANCIAL
STATEMENTS
Consolidated statement of financial requirements and financing (cont’d)
FISCAL YEAR ENDED MARCH 31, 2005
(in millions of dollars)

	2005		2004
			(Note 12)
FINANCING ACTIVITIES

Changes in debts
Borrowings made	12 404		7 546
Borrowings repaid	(7 026)	5 378	(6 032)	1 514

Activities related to pension plans

Changes in the Retirement Plans
Sinking Fund
Payments	(3 202)		(1 502)
Reinvestment of Fund investment income	(927)	(4 129)	(862)	(2 364)

Liquid assets provided by operating activities		1 249		(850)
Changes in liquid assets(1)		(831)		2 316

NET FINANCING		418		1 466

(1)	Liquid assets include cash in bank (Appendix 11) and short-term investments (Appendix 7).

	2005	2004
Liquid assets, beginning of year	2 417	4 733
Change during the year	831	(2 316)

Liquid assets, end of year	3 248	2 417

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL
STATEMENTS
Notes to financial statements
1. Significant accounting policies
The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies disclosed below. When necessary, the information included in the consolidated financial statements is based on best estimates and judgments.
Reporting entity
The Government’s reporting entity encompasses departments, agencies, enterprises and special funds which must account for the management of their financial transactions and resources to a Minister or directly to the National Assembly and which are part of the Government or under its control. They are listed in appendices 1, 2 and 3 of the financial statements and thus do not include the health and social services and education networks.
Fiduciary transactions conducted by certain agencies and funds are not included in the Government’s reporting entity. These agencies and funds are listed in Appendix 4 of the financial statements.
Consolidation method
The accounts of the Consolidated Revenue Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises, have been standardized and combined line by line in accordance with the accounting policies disclosed below. Inter-entity transactions and balances have been eliminated.
Investment in Government enterprises is accounted for using the modified equity method. Therefore, investment in these enterprises is recorded at cost, which is adjusted annually by the Government’s share in the results of these enterprises as a reduction of revenue, and reduced by the portion of dividends that are paid or declared by an enterprise and that accrue to the Government. A Government enterprise has all of the following characteristics:
a)	it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

b)	it is vested with the financial and administrative power to carry out commercial activities; c) its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity;

c)	its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity;

d)	it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the Government’s reporting entity.

PUBLIC ACCOUNTS — VOLUME 1
Measurement uncertainty
In preparing its financial statements, the Government must deal with the uncertainty inherent in measuring some of the items recognized or presented in the financial statements. The value of these elements is determined using estimates based on various assumptions.
The estimates are in turn based on the most reliable data available at the time the financial statements are prepared. They are adjusted annually according to new data that become available.
The main items for which estimates must be made are accounts receivable, long-term investments, accounts payable and accrued expenses, and pension plans.
Revenue
Revenue from income and property taxes, consumption taxes, duties, permits, fines and forfeitures is recorded in the fiscal year during which it is received, after deducting reimbursements and other amounts deductible under the applicable legislation. Assessments and amounts billed before the end of the fiscal year are entered as revenue.
Revenue from Government of Canada transfers is recorded in the fiscal year during which it is received. However, claims issued and estimates of revenue from transfers related to shared-cost programs without fiscal compensation are recorded in the fiscal year during which the related expenditures are made.
Other revenue is recorded on the accrual basis. Interest income ceases to be recorded when there is no reasonable assurance that the principal or interest will be recovered.
Expenditure
Transfers are recorded in the fiscal year during which the events that give rise to them occur, insofar as the transfers have been authorized and once beneficiaries have met the eligibility criteria.
Expenditure includes the cost of goods and services acquired during the fiscal year, with the exception of fixed assets for which an annual depreciation is recorded.
Debt service interest charges resulting from transactions in foreign currency are translated into Canadian dollars at the rates in effect at the time of the transactions.

CONSOLIDATED FINANCIAL
STATEMENTS
Financial assets
Short-term investments are recorded at cost and accounts receivable, loans and advances are recorded initially at cost and then brought down to their net recoverable value through valuation allowances.
Investment in Government enterprises is recorded using the modified equity method.
Other long-term investments are entered at cost and reduced by any durable loss in value. The loss in value is charged to operations for the fiscal year during which it is known.
Liabilities
Accounts payable and accrued expenses
Specified purpose accounts
The Financial Administration Act (R.S.Q., c. A-6.001) provides for the creation of specified purpose accounts in which amounts received in respect of a contract or an agreement calling for the allocation of funds to a specific purpose may be deposited. Consequently, certain amounts receivable or payable under shared-cost programs without fiscal compensation or as a result of third-party compensation are recorded in specified purpose accounts.
Sick leave and vacations
Obligations relating to sick leave and vacations owed to Government employees are recorded as liabilities. The annual change in this account is posted to expenditure.
Allowance for losses on guaranteed financial initiatives
Obligations resulting from borrowings and other guaranteed financial initiatives are recorded as liabilities when a loss is probable. The annual change in this allowance is posted to expenditure.
The allowance for probable losses is evaluated using a rate based on past experience regarding losses on each of the guarantee programs. Special guarantees are grouped according to risk level.
Pension plans
Government pension plans are defined benefit pension plans. Within the context of preparing the Government’s financial statements, obligations relating to vested benefits are evaluated using the actuarial projected benefit method prorated on service, according to the most probable assumptions set by

PUBLIC ACCOUNTS — VOLUME 1
the Government with regard, notably, to inflation, interest and employee remuneration. This method has been adjusted, however, to reflect the way in which benefits are earned by employees.
Total cost of plans
The annual cost of vested benefits for all pension plans, including the cost of changes to the plans, and the amortization of adjustments to estimates based on actuarial gains or losses are charged to expenditure, with an offsetting entry in the retirement plans account, i.e. pension plan liability. Changes to actuarial assumptions are included in the adjustments to estimates based on actuarial gains or losses.
In the case of the Government and Public Employees Retirement Plan (RREGOP), the Pension Plan of Management Personnel (PPMP), the Civil Service Superannuation Plan (CSSP), the Teachers Pension Plan (TPP), the Pension Plan of Certain Teachers (PPCT) and transfers from the TPP and the CSSP to RREGOP and the PPMP, adjustments to estimates based on actuarial gains or losses are amortized using the straight-line method over a period corresponding to the estimated average remaining years of service of participants in these plans as a whole. However, adjustments to estimates based on actuarial gains or losses for the other pension plans are amortized over a period corresponding to the estimated average remaining years of service of participants in each plan.
The total cost of the pension plans also includes interest charges on obligations relating to vested benefits, with an offsetting entry to liabilities in the retirement plans account.
Retirement Plans Sinking Fund (RPSF)
Under the Financial Administration Act (R.S.Q., c. A-6.001, s. 8), the Minister of Finance may make long-term investments, by way of a deposit with the Caisse de dépôt et placement du Québec, using part of the Consolidated Revenue Fund up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans. The RPSF’s assets are recorded at a value based on their market value. The RPSF’s annual investment income is calculated by applying the nominal interest rate used in the most recent actuarial valuation to the RPSF’s balance at the end of the previous fiscal year.
During the actuarial valuations conducted every three years, discrepancies that can be attributed to differences between revenue recorded since the most recent actuarial valuations and investment income valuated at its market value at the end of the fiscal year are amortized using the straight-line method over a period corresponding to the estimated average remaining years of service of participants, i.e. the period applicable to restatements relating to estimates based on actuarial gains or losses.
The RPSF’s investment income and the amortization of discrepancies observed in the course of actuarial valuations are subtracted in calculating interest charges on obligations relating to vested benefits.

CONSOLIDATED FINANCIAL
STATEMENTS
Debts
Borrowings are recorded at the amount received at the time of issue, adjusted by the premium or discount amortization to obtain the amount of principal repayable at maturity. The amortization is calculated using the effective rate for each borrowing.
Issue expenses related to debts are deferred and amortized over the term of each borrowing using the straight-line method. The unamortized balance is included in deferred expenses related to debts.
Borrowings in foreign currency are translated into Canadian dollars at the rates in effect on March 31.
Foreign exchange gains or losses resulting from the translation of borrowings are deferred and amortized over the remaining term of each borrowing using the straight-line method.
Derivative instruments
The Government uses derivative instruments to manage foreign exchange and interest rate risks related to debts. These instruments are recorded at cost.
Derivative instruments used to manage the foreign exchange risk associated with the repayment of interest and principal on borrowings and with the cash management transactions such risk management entails, including currency swap contracts and foreign exchange forward contracts, are translated into Canadian dollars at the rates in effect on March 31. The components of these instruments, namely, financial assets and liabilities, are offset against one another and shown as “Debts” items.
Interest rate exchanges stemming from interest rate swap contracts used to change exposure to interest rate risk over the long term are reconciled with interest charges for the borrowings with which these swap contracts are associated.
Gains or losses on derivative instruments are deferred and amortized over the term of each contract. However, foreign exchange gains or losses on short-term contracts aimed at modifying the foreign exchange risk associated with long-term borrowings are amortized over the remaining term of the borrowing portfolio in the currency concerned using the straight-line method.
Debt Sinking Fund
Securities held by the sinking fund are recorded at the amount paid at the time of purchase, adjusted by the premium or discount amortization to obtain the amount of principal receivable at maturity. The amortization is calculated on the basis of the effective rate for each security.

PUBLIC ACCOUNTS — VOLUME 1
The difference between the book value of a security and the amount received at the time of its disposal is charged to results.
Fixed assets
Fixed assets consist of acquired, built, developed or improved non-financial assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services.
They include land, buildings, facilities such as parks and outdoor recreational areas, complex networks such as dams, canals, roads and bridges, equipment such as vehicles and furniture, and the development of data processing systems.
Fixed assets are recorded at cost and depreciated — except for land, which is not depreciated — using a logical and systematic method over a period corresponding to their useful life. They are a component of net debt. Their cost includes financing charges capitalized during their construction, improvement or development.
The cost of fixed assets held under capital leases is equal to the present value of payments due. Works of art and historic property are not recorded as fixed assets but are mentioned in a note to the financial statements, and their cost is charged to expenditure for the fiscal year during which they are acquired.
Fixed assets acquired through donation or for a nominal fee are recorded at their fair value at the time of acquisition with an offsetting entry to deferred revenue liabilities, which are gradually transferred to operating results using the same term and method of amortization as for the fixed assets concerned. However, land is recorded at its nominal value.
Sums received from agencies not included in the Government’s reporting entity for the purchase of fixed assets are recorded as deferred revenue liabilities and gradually transferred to operating results using the same term and method of amortization as for the fixed assets concerned. However, contributions received for the purchase of land are deducted from the latter’s cost.

CONSOLIDATED FINANCIAL
STATEMENTS
2. Restatements
Following a change to the payment structure for school transportation subsidies awarded to school boards, the Government reassessed the way these subsidies were recorded to ensure better matching with expenditures made by school boards. This led to a $126-million understatement of accounts payable and accrued expenses as at April 1, 2004.
In previous fiscal years, certain accounts receivable for income and property taxes and consumption taxes were classified in another category of accounts receivable that had different provision rates. This led to a $147-million understatement of the allowance for doubtful accounts as at April 1, 2004.
These restatements increased (decreased) the following items:

2005
(in millions
of dollars)
Accounts payable and accrued expenses	126
Allowance for doubtful accounts	147

Accumulated deficits and net debt, beginning of year	273

Expenditure	(61)

Surplus (deficit) for the year	61

Accumulated deficits and net debt, end of year	212

PUBLIC ACCOUNTS – VOLUME 1
3. Revenue
     According to applicable legislation, revenue is shown after deduction of the following items:

	2005	2004
	(in millions of dollars)
		(Note 12)
Personal income tax
Refundable tax credits:
Sales tax	470	471
Day care expenses	178	196
Other	182	134
Property tax refunds	239	225
Child Support Program	506	132

	1 575	1 158

Corporate taxes
Refundable tax credits:
Scientific research and experimental development	583	649
Cinematographic productions	116	106
Tax credits relating to the reporting of tips	50	55
Other	380	437

	1 129	1 247

Duties and permits
Silvicultural work and other forest management activities	186	178
Highway carrier monitoring	55	54
Other	10	5

	251	237

	2 955	2 642

4. Fixed assets
Fixed assets are recorded at cost. They are depreciated over their useful life using the following methods:

Category	Depreciation method	Useful life
Buildings, including those rented under capital leases	Straight-line and annuity	10 to 50 years
Facilities	Straight-line	5 to 10 years
Complex networks	Straight-line	10 to 40 years

CONSOLIDATED FINANCIAL
STATEMENTS

Category	Depreciation method	Useful life
Equipment, including those rented under capital leases	Straight-line	3 to 20 years
Development of data processing systems	Straight-line	5 to 10 years
Works of art and historic property consist mainly of paintings, sculptures, drawings, prints, photographs, installations, films and videos and their cost is charged to expenditures for the fiscal year in which they are acquired.
5. Pension plans
The Gouvernement du Québec contributes to several pension plans for its employees. Employees of the public and parapublic sectors, the Members of the National Assembly and the judges of the Court of Québec participate in these plans.
Pension plans

Estimated
	number o f		Number o f
	participants as at		beneficiaries as
	December 31,		at December 31,
	2004		2004
Government and Public Employees Retirement Plan (RREGOP)	480 000		126 615
Pension Plan of Management Personnel (PPMP)	25 320		15 008
Teachers Pension Plan and Pension Plan of Certain Teachers (TPP and PPCT)	2 450	*	48 604	*
Civil Service Superannuation Plan (CSSP)	1 970	*	24 299	*
Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 400		3 914
Pension Plan of Peace Officers in Correctional Services (PPPOCS)	2 900		1 156
Pension Plan of the Judges of the Court of Québec (PPJCQ)	270		310
Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	264		83
Pension Plan of the Members of the National Assembly (PPMNA)	124		296

	518 698		220 285

*	These plans have not admitted any new participants since July 1, 1973.
These plans are “defined benefit” pension plans, which means that they guarantee participants a set income upon retirement, calculated on the basis of participants’ average income for the best paid years,

PUBLIC ACCOUNTS — VOLUME 1
generally five, and their number of years of service. The portion of benefits accrued prior to July 1, 1982 is usually indexed to the cost of living, while those accrued after that date are partially indexed.

There are two types of pension plans:	— cost-sharing pension plans;
— cost-balance pension plans.
Cost-sharing pension plans
In the case of RREGOP and the PPMP, the Government covers costs at a rate of 50% for years of service since July 1, 1982 and 58.33% (7/12) for years of service prior to July 1, 1982. The contributions of participants and independent employers are remitted to the Caisse de dépôt et placement du Québec.
In the case of the PPPOCS, the Government covers 46% of costs, while employees cover 54%. Employee contributions are paid into the Consolidated Revenue Fund.
Cost-balance pension plans
Cost-balance pension plans are plans for which employers cover the difference between the cost of plans and the contributions paid by participants. All Government plans except RREGOP, the PPMP and the PPPOCS fall into this category.
The contributions of participants and independent employers to these cost-balance plans are paid into the Consolidated Revenue Fund. The Government covers the difference between the cost of each plan and the contributions paid by participants and independent employers.
Value of actuarial obligations relating to vested benefits for the pension plans as a whole
The value of actuarial obligations relating to vested benefits for the pension plans as a whole for service rendered as at a given date is determined by actuaries of the Commission administrative des régimes de retraite et d’assurances (CARRA). For this purpose, they use the actuarial projected benefit method prorated on service and take into account, among other things, the most probable long-term economic assumptions.
Long-term economic assumptions:

- Yield, net of inflation	4.85%
- Inflation rate	3.00%
- Salary escalation rate, net of inflation	1.10%
- Discount rate for actuarial obligations relating to vested benefits	7.85%

CONSOLIDATED FINANCIAL STATEMENTS
Pension plans liability
The Government’s liability with regard to the pension plans is recorded in conformity with the recommendations of the Canadian Institute of Chartered Accountants for public sector pension plans.
The liability recorded with respect to the pension plans is established on the basis of the value of actuarial obligations relating to vested benefits for the pension plans as a whole, taking into account certain adjustments stemming from actuarial gains or losses noted during the actuarial valuations prepared every three years and the extrapolations made between two valuations. These gains or losses are amortized using the accounting policy established for this purpose. The accumulated restatements at the end of the fiscal year correspond mainly to the unamortized balance of actuarial gains and losses and to adjustments made because of the three-month gap between the date on which actuarial obligations related to vested benefits are evaluated, i.e. December 31, and the date on which the pension plans liability is evaluated.
As shown by the following table concerning the main pension plans, the Government’s liability with regard to the pension plans as a whole is estimated at $54 619 million as at March 31, 2005, including $31 840 million for RREGOP and the PPMP.

	Actuarial
	obligations			Pension plans	Pension plans
	relating to		Adjust-	liability as at March	liability as at
	vested benefits		ments	31, 2005	March 31, 2004
	(in millions of dollars)
RREGOP
- regular service	25 205		(1 313)	23 892	22 064
- transferred service	2 467		(178)	2 289	2 280
PPMP
- regular service	5 017		(460)	4 557	4 112
- transferred service	1 203		(101)	1 102	1 102
TPP and PPCT	15 002		(1 100)	13 902	14 148
CSSP	5 132		(262)	4 870	4 952
Other	4 332		(325)	4 007	3 827

	58 358		(3 739)	54 619	52 485
Sinking fund(1)	(17 362)	(2)	(971)	(18 333)	(14 204)

	40 996		(4 710)	36 286	38 281

(1)	During fiscal 2004-2005 the Minister of Finance made investments of $3 202 million in the Retirement Plans Sinking Fund ($1 502 million in 2003-2004). As at March 31, 2005, $927 million in investment income ($862 million in 2004) was reinvested in the sinking fund, and was taken into account in calculating interest charges relating to the pension plans.

(2)	This amount corresponds to the fair value of investments with the Caisse de dépôt et placement du Québec as at March 31, 2005.

PUBLIC ACCOUNTS — VOLUME 1
Actuarial valuations and subsequent estimates
The value of actuarial obligations relating to vested benefits is determined on the basis of actuarial valuations and extrapolations made from them for years between two valuations.
The most recent extrapolations, which were filed and issued in 2005, were determined on the basis of actuarial valuations:
-	as at December 31, 2001 for the PPMNA and the PPPOCS;

-	as at December 31, 2000 for the PPCT, the PPJCQ, the SPMSQ, the PPFEQ, the PPMP (RRAS) and service transferred from the TPP and the CSSP to RREGOP and the PPMP;

-	as at December 31, 1999 for the CSSP, the TPP, RREGOP and the PPMP, other than service transferred from the TPP and the CSSP to RREGOP and the PPMP, and for the PPMP (RRAS).
Since the actuarial valuations dating from December 31, 2002 were not available for the last four plans, the value of the actuarial obligations was extrapolated based on population data as at December 31, 2002.
Total cost of pension plans

	2005		2004
	(in millions of dollars)
Pension costs
Cost of vested benefits excluding interest charges	1 472		1 543
Employee contributions	(98)		(146)
Independant employer contributions	(4)		(5)

	1 370		1 392

Amortization of adjustments to estimates based on actuarial gains or losses	226		226

	1 596	(1)	1 618	(1)

Interest on pension plans	2 787	(1)	2 742	(1)

Total	4 383		4 360

(1)	After deducting Retirement Plans Sinking Fund investment income of $927 million in 2004-2005 ($862 million in 2003-2004).

CONSOLIDATED FINANCIAL
STATEMENTS
Funding of pension plans
Actuarial valuations for funding purposes for regular service under “cost-sharing” pension plans (RREGOP, PPMP AND PPPOCS)
By law, CARRA actuaries are required to prepare, every three years, an actuarial valuation for funding purposes for each of the pension plans in order to determine the rates of contribution for these plans. To that end, the actuaries take legislative provisions and collective agreements into account using the valuation method agreed upon by the parties concerned and economic assumptions that are more conservative than those used to prepare valuations for accounting purposes.
According to these valuations, the Government commitment for funding purposes is calculated as the fund that the Government would have amassed had it been required to pay contributions since 1973 on the same bases as those used to determine the rate of contribution of participants. In the case of RREGOP and the PPMP, this fund was estimated at $40 916 million at fair value and $44 608 million at cost as at December 31, 2004 ($37 147 million at fair value and $41 699 million at cost as at December 31, 2003). In the case of the PPPOCS, for which employee contributions were paid into the Consolidated Revenue Fund, the value of the fund that would have been amassed by employees and the Government was $779 million at cost as at December 31, 2004 ($733 million as at December 31, 2003).
The difference between these amounts and the liability recorded for these three plans represents a non-payable amount that does not have to be recorded as a liability of the Government. A number of the Government’s labour-management associations submitted an application to the Québec Superior Court requesting that it recognize that this difference constitutes a Government commitment. In July 2004, the ruling handed down by the Québec Superior Court on this application concluded that:
-	in every fiscal year since 1973, the Government has disclosed, in an appropriate manner and in accordance with the standards of the Canadian Institute of Chartered Accountants, its financial commitments regarding the sharing of the cost of the Government and Public Employees Retirement Plan (RREGOP), the Pension Plan of Management Personnel (PPMP) and the Pension Plan of Peace Officers in Correctional Services (PPPOCS), as provided in the legislation concerned;

-	sharing the cost of financing the pension plans concerned, namely, RREGOP, the PPMP and the PPPOCS, does not commit the Government to using the same actuarial bases as those employed to constitute the pension funds of participating employees, especially since the evidence revealed no risk of a detrimental impact on the pension wealth of each covered participating employee at any time.
The Government’s labour-management associations appealed this ruling in August 2004.

PUBLIC ACCOUNTS — VOLUME 1
6. Risk management and derivative instruments
To meet the financial requirements arising from its operations for repaying maturing loans and for maintaining the desired level of liquid assets, the Government has provided itself with an annual financing and debt-management program targeting Canadian and international financial markets.
Participation in these markets involves various types of risk. Therefore, the Government devises risk-management strategies by using the different derivative instruments at its disposal.
Foreign exchange risk
Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currency will vary according to market fluctuations. To manage this risk, the Government uses derivative instruments such as currency swap contracts and foreign exchange forward contracts. The purpose of such contracts is to exchange cash flows from one currency to another. These contracts mature at various dates until 2024.
After taking into account derivative instruments used to manage foreign exchange risk, the structure of the debt as at March 31, 2005 was 87% in Canadian dollars, 3% in U.S. dollars, 5% in yen and 5% in Swiss francs (as at March 31, 2004: 85% in Canadian dollars, 5% in U.S. dollars, 5% in yen and 5% in Swiss francs).
For the 2004-2005 fiscal year, $27 million was posted to results as an amortization of the deferred foreign exchange loss included in debt service ($41 million for fiscal 2003-2004).
Interest rate risk
Interest rate risk is the risk that debt service will vary unfavourably according to interest rate fluctuations. To reduce its exposure to interest rate risk, the Government uses interest rate swap contracts or short-term derivative products. Interest rate swap contracts make it possible to exchange payments of interest at fixed rates for payments of interest at variable rates or vice versa on the basis of a reference par value.
After taking into account derivative instruments used to manage interest rate risk, the structure of the debt as at March 31, 2005 was 69% at fixed rates and 31% at variable rates (as at March 31, 2004: 66% at fixed rates and 34% at variable rates).

CONSOLIDATED FINANCIAL
STATEMENTS
Credit risk
Credit risk is the risk that a counterparty will default on his contractual obligations, an event that could entail financial losses for the Government. To protect itself from such a risk within the scope of derivative instrument transactions, the Government has adopted a credit risk management policy that limits potential losses by counterparties.
A credit limit is set for each counterparty based mainly on his credit rating. When this limit is exceeded, a process is implemented to ensure that the amounts owed by the counterparty concerned fall within the limits set.
The Government deals with major financial institutions whose credit rating is equal to or higher than its own. As at March 31, 2005, over 93% of its derivative instrument portfolio was associated with counterparties that had a double “A” or better rating. The percentage reaches over 99% when only derivatives with a term of more than one year are considered. In addition, all of the Government’s counterparties had at least an “A” rating with a recognized credit rating agency.
Liquidity risk
Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To offset this risk, the Government has obtained lines of credit totalling C$1 165 million from various Canadian banking institutions.
In addition, the Government has concluded credit agreements for U.S.$3 500 million with a Canadian and international banking syndicate.
As at March 31, 2005, none of these credit lines or agreements had been drawn upon.

PUBLIC ACCOUNTS — VOLUME 1
7. Debts

	2005
			Health and social services and
			education networks and Government
	Direct		enterprises (1)
	In millions of	Total in Canadian	In millions of	Total in Canadian
Currency	monetary units	equivalent	monetary units	equivalent
		(in millions of dollars)		(in millions of dollars)
In Canadian dollars	53 720	53 720 (3)	3 779	3 779
In U.S. dollars	12 694	15 355	3	3
In yen	476 334	5 374
In euros	6 129	9 615
In Swiss francs	506	512
Other currencies (4)		1 015
Less :
Derivative instruments — net		(846)
Sinking fund		3 465		60

Debts before deferred foreign exchange (gain) loss		82 972		3 722
Deferred foreign exchange gain		(507)

		83 479		3 722

	2004
				Health and social services and
				education networks and Government
	Direct			enterprises (1)
	In millions of	Total in Canadian		In millions of	Total in Canadian
Currency	monetary units	equivalent		monetary units	equivalent
		(in millions of dollars)			(in millions of dollars)
In Canadian dollars	47 903	47 903	(3)	3 709	3 709
In U.S. dollars	12 298	16 117		3	3
In yen	516 717	6 499
In euros	5 450	8 780
In Swiss francs	507	524
Other currencies (4)		1 165
Less:
Derivative instruments — net		(760)			(1)
Sinking fund		3 456			51

Debts before deferred foreign exchange (gain) loss		78 292			3 662
Deferred foreign exchange loss		359

		77 933			3 662

(See notes 1, 2, 3 and 4 on page 64)

CONSOLIDATED FINANCIAL
STATEMENTS

2005
Work of municipal bodies(2)		Total
				Derivative	Total after impact
In millions of	Total in Canadian	In millions of	Total in Canadian	instruments	of derivative
monetary units	equivalent	monetary units	equivalent	- net	instruments
	(in millions of dollars)		(in millions of dollars)	(in millions of dollars)	(in millions of dollars)
2 271	2 271	59 770	59 770	21 608	81 378
143	174	12 840	15 532	(12 836)	2 696
		476 334	5 374	(904)	4 470
176	276	6 305	9 891	(9 891)
		506	512	3 980	4 492
			1 015	(1 018)	(3)

	(93)		(939)	939
			3 525		3 525

	2 814		89 508		89 508
			(507)		(507)

	2 814		90 015		90 015

2004
Work of municipal bodies(2)		Total
				Derivative	Total after impact
In millions of	Total in Canadian	In millions of	Total in Canadian	instruments	of derivative
monetary units	equivalent	monetary units	equivalent	- net	instruments
	(in millions of dollars)		(in millions of dollars)	(in millions of dollars)	(in millions of dollars)
2 182	2182	53 794	53 794	21 898	75 692
215	282	12 516	16 402	(12 219)	4 183
5 000	63	521 717	6 562	(2 295)	4 267
176	283	5 626	9 063	(9 084)	(21)
		507	524	3 714	4 238
			1 165	(1 168)	(3)

	(85)		(846)	846
			3 507		3 507

	2 895		84 849		84 849
			359		359

	2 895		84 490		84 490

PUBLIC ACCOUNTS — VOLUME 1
Weighted average interest rate (5)

			Health and social services and
			education networks and
	Direct		Government enterprises		Work of municipal bodies
Currency	2005	2004	2005	2004	2005	2004
In Canadian dollars	5.82%	5.98%	6.03%	6.18%	5.61%	5.93%
In U.S. dollars	6.07	6.19	3.45	1.31	5.78	7.07
In yen	3.55	3.59				9.89
In euros	4.69	5.28			8.41	8.41
In Swiss francs	3.16	3.16
Weighted average rate	5.60%	5.75%	6.02%	6.18%	6.16%	6.47%

(1)	To offset this debt, advances to the health and social services and education networks and to Government enterprises are granted on the same conditions as these borrowings and recorded as financial assets.

(2)	Under the water treatment program, the Government is committed, in accordance with an agreement with the municipalities and the Société québécoise d’assainissement des eaux (SQAE), to contributing to the financing of work costs by repaying, based on date of maturity, the principal and interest on borrowings contracted by the SQAE

(3)	The Government held $55 million worth of its securities as at March 31, 2005 ($52 million in 2004).

(4)	In 2004 and 2005, other currencies included the pound sterling, the Australian dollar and the Swedish krona. A detailed table by type of currency and debt is presented in Appendix 13.

(5)	The weighted average interest rate corresponds to the effective rate of borrowings.
Debt schedules after impact of derivative instruments
Direct

Maturing on	In Canadian				In Swiss	Other
March 31 (6)	dollars (9)	In U.S. dollars (9)	In yen	In euros	francs	currencies	Total
							(in millions of dollars)
2006	11838	(2262)	902	(2315)	2994		11157
2007	5107	25	17				5149
2008	5887	37	42				5966
2009	5050	23		(2)	6		5077
2010	6322	21	32	(2)			6373

	34204	(2156)	993	(2319)	3000		33722
2011-2015	20557	168	1972	2319	1492		26508
2016-2020	752	642	1280				2674
2021-2025	4057	379	225				4661
2026-2030	4590	2905					7495
2031 and thereafter	7718	194					7912

	71878	2132	4470		4492		82972

CONSOLIDATED FINANCIAL STATEMENTS
Health and social services and education networks and Government enterprises

Maturing on	In Canadian				In Swiss	Other
March 31 (7)	dollars (9)	In U.S. dollars	In yen	In euros	francs	currencies	Total
							(in millions of dollars)
2006	1 341						1 341
2007	12						12
2008	620						620
2009	14						14
2010	532						532

	2 519						2 519
2011-2015	188						188
2016-2020	27						27
2021-2025	311						311
2026-2030	31						31
2031 and thereafter	646						646

	3 722						3 722

Work of municipal bodies

Maturing on	In Canadian				In Swiss	Other
March 31 (8)	dollars	In U.S. dollars	In yen	In euros	francs	currencies	Total
							(in millions of dollars)
2006	403						403
2007	411						411
2008	207						207
2009	115						115
2010	307						307

	1 443						1 443
2011-2015	1 371						1 371

	2 814						2 814

(6)	This schedule takes into account $2 805 million for Treasury bills and $2 092 million for short-term borrowings in 2006 and was drawn up considering projected repayments of $788 million in 2006, $635 million in 2007, $866 million in 2008, $385 million in 2009, $334 million in 2010 and $1 282 million in 2011-2015 for savings products redeemable on demand.

(7)	This schedule includes an amount of $488 million, for Treasury bills, maturing in 2006.

(8)	This schedule includes an amount of $15 million, for Treasury bills, maturing in 2006.

(9)	These schedules take into account the sinking fund of $2 962 million for debts in Canadian dollars and $563 million for debts in U.S. dollars.

PUBLIC ACCOUNTS — VOLUME 1
Repayment of debt by the sinking fund (10)

Maturing on March 31	In Canadian dollars	In U.S. dollars
2006
2007
2008	7
2009	25
2010	628

	660
2011-2015	663
2016-2020	13
2021-2025	664	278
2026-2030	962	285

	2962	563

(10)	Payments to the sinking fund stem from commitments made by the Government in prospectuses provided when the borrowings were issued.
8.	Allowance for financing the fixed assets of the health and social services and education networks
Under the General and Vocational Colleges Act (R.S.Q., c. C-29), the Education Act (R.S.Q., c. I-13.3), the University Investments Act (R.S.Q., c. I-17), the Act respecting health services and social services (R.S.Q., c. S-4.2) and the Act respecting health services and social services for Cree Native persons (R.S.Q., c. S-5), the Government has created sinking funds for the purpose of repaying, out of the sums deposited by the Minister responsible, borrowings (principal and interest) contracted to finance the fixed assets of organizations in the health and social services and education networks.
The net assets of these sinking funds are as follows:

	2005	2004
	(in millions of dollars)
Sinking funds relating to borrowings by:
General and vocational colleges in Québec	181	210
Québec school boards	274	308
Québec university establishments	243	270
Québec health and social services organizations	114	120

	812	908

CONSOLIDATED FINANCIAL
STATEMENTS
9.	Commitments
Commitments include transfers to school boards and educational institutions, health and social services institutions, municipalities and municipal bodies, and other beneficiaries totalling $22 965 million as at March 31, 2005 ($22 222 million as at March 31, 2004) and agreements with the Government of Canada totalling $3 070 million as at March 31, 2005 ($1 979 million as at March 31, 2004). They also include agreements with the Québec Cree, one for a total of $70 million per year until 2052 and the other for a total of $625 million as at March 31, 2005. The details of these commitments are presented in Appendix 16.
In addition, minimum undiscounted payments under operating leases totalled $1 160 million as at March 31, 2005.
10.	Contingencies

A)	Net guaranteed financial initiatives as at March 31, 2005 totalled $44 654 million ($44 880 million as at March 31, 2004), including $33 883 million as at March 31, 2005 ($34 917 million as at March 31, 2004) related to guarantees issued by the Government for borrowings by Hydro-Québec. These net guaranteed financial initiatives are shown in summary form in Appendix 17.

B)	The Government is faced with claims and lawsuits, pending or potential. Some pertain to land claims by Native groups, while others, involving $869 million ($903 million in 2004), derive from breach of contract, personal injury or property damage and other similar causes. Since the outcome of these contingencies is uncertain, it is impossible to determine the potential loss the Government might incur.

PUBLIC ACCOUNTS — VOLUME 1
11.	Major-entity balances and transactions with Government enterprises

	2005	2004
	(in millions of dollars)
Inter-entity transactions
Revenue
Income and property taxes	576	547
Miscellaneous	509	538

	1 085	1 085

Expenditure
Economy and Environment	109	40
Administration and Justice	40	41

	149	81

Inter-entity balances
Accounts receivable	522	344

Long-term investments	199	182

Advances to the health and social services and education networks and Government enterprises	1 931	1 686

Accounts payable and accrued expenses	20	7

Direct debt	1 598	958

12.	Comparative figures
Certain comparative figures for 2004 were reclassified for consistency with the presentation adopted in 2005.

CONSOLIDATED FINANCIAL
STATEMENTS
13.	Subsequent event
The collective agreements of public sector employees expired on June 30, 2003. In addition, on January 9, 2004, the Superior Court issued a ruling in the area of pay equity. On June 15, 2004, the Government announced the budget framework for its remuneration policy, which limits pay adjustments in the public and parapublic sectors as a whole to 12.6% over six years, i.e. from April 1, 2004 to March 31, 2010. This budget framework covers the renewal of agreements with unionized employees and health-sector managers and professionals as well as the issue of pay equity. The Government is currently negotiating with the various associations. On the date of the consolidated financial statements, a $673-million allowance for pay equity was recorded for the period from November 21, 2001 to March 31, 2005.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 1
Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund *

Affaires municipales, Sport et Loisir Commission municipale du Québec Régie du logement

Agriculture, Pêcheries et Alimentation Commission de protection du territoire agricole du Québec Régie des marchés agricoles et alimentaires du Québec

Assemblée nationale

Conseil du trésor et Administration gouvernementale Commission de la fonction publique

Conseil exécutif Conseil permanent de la jeunesse

Culture et Communications Commission de toponymie Commission des biens culturels du Québec Conseil supérieur de la langue française Office québécois de la langue française

Développement économique et régional et Recherche Conseil de la science et de la technologie

Éducation Commission consultative de l’enseignement privé Commission d’évaluation de l’enseignement collégial Conseil supérieur de l’éducation

Emploi, Solidarité sociale et Famille Conseil de la famille et de l’enfance Conseil des aînés

Environnement Bureau d’audiences publiques sur l’environnement

Finances Registraire des entreprises

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 1
Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund * (cont’d)

Justice Comité de la rémunération des juges de la Cour du Québec et des cours municipales Conseil de la justice administrative Conseil de la magistrature Tribunal des droits de la personne

Personnes désignées par l’Assemblée nationale Commissaire au lobbyisme Directeur général des élections — Commission de la représentation Protecteur du citoyen Vérificateur général

Relations avec les citoyens et Immigration
Commission d’accès à l’information
Commission des droits de la personne et des droits de la jeunesse
Conseil des relations interculturelles
Conseil du statut de la femme
Curateur public **
Office de la protection du consommateur

Relations internationales

Ressources naturelles, Faune et Parcs

Revenu

Santé et Services sociaux
Agence d’évaluation des technologies et des modes d’intervention en santé
Conseil de la santé et du bien-être
Conseil du médicament
Conseil médical du Québec
Office des personnes handicapées du Québec
Protecteur des usagers en matière de santé et de services sociaux

Sécurité publique
Bureau du coroner
Comité de déontologie policière
Commissaire à la déontologie policière
Commission québécoise des libérations conditionnelles
Régie des alcools, des courses et des jeux

CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX 1
Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund * (cont’d)

Transports Commission des transports du Québec

Travail Commission de l’équité salariale Conseil consultatif du travail et de la main-d’oeuvre Conseil des services essentiels Régie du bâtiment du Québec

*	These entities have a fiscal year that ends on March 31.

**	This entity also conducts fiduciary transactions that are not included in the Government’s reporting entity.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 2
Government agencies and special funds that have their own reporting entity
Agencies *
Agence de l’efficacité énergétique
Agence métropolitaine de transport (1) (December 31)
Autorité des marchés financiers
Bibliothèque nationale du Québec
Bureau d’accréditation des pêcheurs et des aides-pêcheurs du Québec
Bureau de décision et de révision en valeurs mobilières
Centre de recherche industrielle du Québec
Commissaire de l’industrie de la construction
Commission de la capitale nationale du Québec
Commission de reconnaissance des associations d’artistes et des associations de producteurs
Commission des lésions professionnelles
Commission des normes du travail
Commission des relations du travail
Commission des services juridiques
Conseil de gestion de l’assurance parentale
Conseil des arts et des lettres du Québec
Corporation d’urgences-santé
École nationale de police du Québec (1) (June 30)
École nationale des pompiers du Québec (1) (June 30)
Fondation de la faune du Québec
Fonds d’aide aux recours collectifs
Fonds d’assurance-prêts agricoles et forestiers
Fonds de la recherche en santé du Québec
Fonds québécois de la recherche sur la nature et les technologies
Fonds québécois de la recherche sur la société et la culture
Héma-Québec
Institut de la statistique du Québec
Institut de tourisme et d’hôtellerie du Québec (1) (June 30)
Institut national de santé publique du Québec
Investissement Québec
La Financière agricole du Québec
Musée d’art contemporain de Montréal
Musée de la civilisation
Musée national des beaux-arts du Québec
Office de la sécurité du revenu des chasseurs et piégeurs cris (June 30)
Office des professions du Québec
Office Québec-Amériques pour la jeunesse
Régie de l’assurance maladie du Québec
Régie de l’énergie
Régie des installations olympiques (October 31)
Régie du cinéma

CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX 2
Government agencies and special funds that have their own reporting entity (cont’d)
Agencies * (cont’d)
Société de développement de la Zone de commerce international de Montréal à Mirabel
Société de développement des entreprises culturelles
Société de financement des infrastructures locales du Québec
Société de la Place des Arts de Montréal (1) (August 31)
Société de télédiffusion du Québec (Télé-Québec)
Société des Traversiers du Québec
Société d’habitation du Québec (1) (December 31)
Société du Centre des congrès de Québec
Société du Grand Théâtre de Québec (August 31)
Société du Palais des congrès de Montréal
Société du parc industriel et portuaire de Bécancour
Société immobilière du Québec
Société nationale de l’amiante
Société québécoise d’assainissement des eaux
Société québécoise de récupération et de recyclage
Société québécoise d’information juridique
Tribunal administratif du Québec

*	In general, these organizations have a fiscal year that ends on March 31. If not, their year-end date is indicated in parentheses.

(1)	Entities whose year-end date does not correspond to March 31, 2005 and for which no data were available for the period between the end of their fiscal year and March 31, 2005.
Special funds **
Assistance Fund for Independent Community Action
Assistance Fund for Victims of Crime
Civil Status Fund
Collection Fund
Financial Assistance Fund for Certain Disaster Areas
Financing Fund
Fonds de fourniture de biens ou de services du ministère du Revenu
Fonds du Centre financier de Montréal
Fonds québécois d’initiatives sociales
Forestry Fund
Fund for the Contributions of Motorists to Public Transit
Fund for the Management of Québec Immovables on Foreign Soil
Fund for the Sale of Goods and Services of the Ministère des Transports
Geographic Information Fund
Government Information Fund

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 2
Government agencies and special funds that have their own reporting entity (cont’d)
Special funds ** (cont’d)
Government Services Fund
Health Services Fund
Horse-Racing Industry Fund
Ice Storm Fund
Information Technology Fund of the Conseil du trésor
Information Technology Fund of the Ministère de l’Emploi et de la Solidarité sociale
Information Technology Fund of the Ministère du Revenu
Labour Market Development Fund
Land Information Fund
Police Services Fund
Prescription Drug Insurance Fund
Regional Development Fund
Register Fund of the Ministère de la Justice
Road Network Preservation and Improvement Fund
Rolling Stock Management Fund
Sinking Fund relating to Borrowings by General and Vocational Colleges in Québec
Sinking Fund relating to Borrowings by Québec Health and Social Services Agencies
Sinking Fund relating to Borrowings by Québec School Boards
Sinking Fund relating to Borrowings by Québec University Establishments
Special Olympic Fund
Support Payments Fund ***
Tourism Partnership Fund

**	These funds have a fiscal year that ends on March 31.

***	This fund also conducts fiduciary transactions that are not included in the Government’s reporting entity.

CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX 3
Government enterprises *
Capital Financière agricole inc.
Corporation d’hébergement du Québec
Financement-Québec
Fonds d’indemnisation du courtage immobilier (December 31)
Hydro-Québec ** (December 31)
Immobilière SHQ (December 31)
IQ Immigrants Investisseurs inc.
IQ Fier inc.
Loto-Québec
Société de développement de la Baie James (December 31)
Société de l’assurance automobile du Québec (December 31)
Société des alcools du Québec (March 26, 2005)
Société des établissements de plein air du Québec
Société générale de financement du Québec (December 31)
Société Innovatech du Grand Montréal
Société Innovatech du Sud du Québec
Société Innovatech Québec et Chaudière — Appalaches
Société Innovatech Régions ressources

*	In general, Government enterprises have a fiscal year that ends on March 31. If not, their year-end date is indicated in parentheses.

**	This enterprise also conducts fiduciary transactions that are not included in the Government’s reporting entity.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 4
Agencies and funds which conduct fiduciary transactions that are not included in the Government’s reporting entity *
Caisse de dépôt et placement du Québec (December 31)
Comité Centraide — public sector
Commission administrative des régimes de retraite et d’assurances (December 31)
Commission de la construction du Québec (December 31)
Curateur public (fiduciary section)
Fonds central pour le bénéfice des personnes incarcérées (December 31)
Fonds d’assurance-récolte
Fonds d’assurance-stabilisation des revenus agricoles
Fonds d’indemnisation des services financiers
Fonds du compte de stabilisation du revenu agricole
Fonds du régime tripartite d’assurance revenu brut à l’égard des récoltes
Fonds national de formation de la main-d’oeuvre
Guarantee Insurance Fund administered by the Régie des marchés agricoles et alimentaires du Québec
Hydro-Québec — pension plan (December 31)
Régie des rentes du Québec
Support Payments Fund (fiduciary section)
Travel Agents’ Security Funds
Trust funds

*	In general, these organizations and funds have a fiscal year that ends on March 31. If not, their year-end date is indicated in parentheses.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 5
Breakdown of revenue
FISCAL YEAR ENDED MARCH 31, 2005

	2005		2004
		Actual	Actual
	Budget	results	results
		(in millions of dollars)
			(Note 12)
Income and property taxes
Personal income tax		16746	16150
Contributions to the Health Services Fund		5335	5096
Corporate taxes		4253	3892

	26846	26334	25138

Consumption taxes
Sales		9618	9033
Fuel		1761	1736
Tobacco		965	973
Pari-mutuel		13	13

	12049	12357	11755

Duties and permits
Motor vehicles		799	775
Alcoholic beverages		77	82
Natural resources		365	198
Other		295	241

	1321	1536	1296

Miscellaneous
Sales of goods and services		1853	1946
Interest		464	405
Fines, forfeitures and recoveries		468	475

	2860	2785	2826

Revenue from Government enterprises
Société des alcools du Québec		546	571
Loto-Québec		1511	1393
Hydro-Québec		2405	2049
Other		(116)	(198)

	4823	4346	3815

Total own-source revenue	47899	47358	44830

Government of Canada transfers
Equalization		5221	4065
Canada Health and Social Transfer		3348	4266
Other programs		1370	1789

Total Government of Canada transfers	9085	9939	10120

Total revenue	56984	57297	54950

PUBLIC ACCOUNTS – VOLUME 1
APPENDIX 6
Breakdown of expenditure
FISCAL YEAR ENDED MARCH 31, 2005

	2005			2004
		Actual		Actual
	Budget	results		results
(in millions of dollars)
(Note 12)
BY SUPERCATEGORY AND CATEGORY
Transfer
Remuneration		21 751		21 313
Operating		4 810		4 186
Capital (1)		1 401		1 297
Interest (1)		1 214		1 184
Support		12 378		12 182

		41 554		40 162
Remuneration		5 222	(2)	4 438
Operating (3)		3 259		3 257
Doubtful accounts and other allowances		477		210

Sub-total	49 391	50 512		48 067

Debt service
Interest on debt (4)		4 662		4 499
Interest relating to pension plans (5)		2 787		2 742

Sub-total	7 593	7 449		7 241

Total expenditure	56 984	57 961		55 308

(1)	After deducting $48 million in revenue on assets in 2004-2005 to finance the fixed assets of the health and social services and education networks ($56 million in 2003-2004) for transfers of principal and interest.

(2)	Including $673 million for an allowance for pay equity.

(3)	Including $871 million in 2004-2005 ($841 million in 2003-2004) for the depreciation and loss in value of fixed assets.

(4)	After deducting $423 million in revenue in 2004-2005 ($569 million in 2003-2004), including $232 million in interest income from advances to the health and social services and education networks and to Government enterprises ($281 million in 2003-2004), $15 million in short-term investment income ($22 million in 2003-2004), and $176 million in investment income of the Sinking Fund for Government Borrowings ($266 million in 2003-2004).

(5)	After deducting $927 million in investment income of the Retirement Plans Sinking Fund in 2004-2005 ($862 million in 2003-2004).

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 7
Short-term investments
AS AT MARCH 31, 2005

	2005	2004
	(in millions of dollars)
Treasury bills	56	83
Notes	282	803
Deposit certificates	2 455	1 016
Banker’s acceptances	88	55
Bonds	41	15
Other	48	192

	2 970	2 164

Rates of return on short-term investments vary mainly from 1.25% to 6.50%.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 8
Accounts receivable
AS AT MARCH 31, 2005

	2005	2004
	(in millions of dollars)
		(Note 12)
Accounts receivable
Income and property taxes (1)	3 242	2 865
Consumption taxes (1)	2 668	2 351
Duties and permits (1)	236	177
Miscellaneous revenue	1 761	1 461
Revenue from Government enterprises- dividends	201	114
Government of Canada transfers	1 377	710
Specified purpose accounts	127	110
Expenditure and other	190	201

	9 802	7 989
Allowance for doubtful accounts	(862)	(660)
Accrued interest on investments	9	7

	8 949	7 336

(1)	Including the portion attributable to agents and assignees, i.e. $890 million for income and property taxes ($732 million in 2004),
$1 847 million for consumption taxes ($1 745 million in 2004) and $136 million for duties and permits ($108 million in 2004).

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 9
Investment in Government enterprises
AS AT MARCH 31, 2005
Investment in Government enterprises

			2005	2004
			Investment	Investment
			in	in
	Loans and		Government	Government
	advances	Equity value	enterprises	enterprises
			(in millions of dollars)
Capital Financière agricole inc.(1)		22	22	23
Corporation d’hébergement du Québec(1)		153	153	156
Financement-Québec(1)		63	63	49
Fonds d’indemnisation du courtage immobilier(4)		5	5	5
Hydro-Québec(3) (5)	7	17 189	17 196	16 148
Immobilière SHQ(4)		35	35	30
IQ Immigrants Investisseurs inc.(1)		19	19	8
Loto-Québec(1)		135	135	135
Société de développement de la Baie James(4)		10	10	13
Société de l’assurance automobile du Québec(3)		(30)	(30)	20
Société des alcools du Québec(1)		36	36	35
Société des établissements de plein air du Québec(1)		45	45	44
Société générale de financement du Québec(3)		1 822	1 822	1 787
Société Innovatech du Grand Montréal (1)		34	34	196
Société Innovatech du Sud du Québec (1)		17	17	23
Société Innovatech Québec et Chaudière - Appalaches (1)		74	74	87
Société Innovatech Régions ressources (2)		32	32	43

Total	7	19 661	19 668	18 802

(1)	Equity value was determined on the basis of audited financial statements as at March 31, 2005.

(2)	Equity value was determined on the basis of unaudited financial statements as at March 31, 2005.

(3)	Equity value was determined on the basis of audited financial statements as at December 31, 2004, and adjusted according to unaudited interim results as at March 31, 2005.

(4)	Equity value was determined on the basis of audited financial statements as at December 31, 2004.

(5)	Loans and advances to Hydro-Québec have no fixed maturity date.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 9
Investment in Government enterprises (cont’d)
AS AT MARCH 31, 2005
Summary of the financial statements of Government enterprises

	2005
	Statement of operations
			Surplus
	Revenue	Expenditure	(deficit)
		(in millions of dollars)
Capital Financière agricole inc. (1)	1	2	(1)
Corporation d’hébergement du Québec (1)	264	246	18
Financement-Québec (1)	15	1	14
Fonds d’indemnisation du courtage immobilier (3)
Hydro-Québec (3)	11 001	8 566	2 435
Immobilière SHQ (3)	204	199	5
IQ Immigrants Investisseurs inc. (1)	61	50	11
Loto-Québec (1)	3 830	2 247	1 583
Société de développement de la Baie James (3)	20	23	(3)
Société de l’assurance automobile du Québec (3)	164	206	(42)
Société des alcools du Québec (1)	1 987	1 441	546
Société des établissements de plein air du Québec (1)	98	98
Société générale de financement du Québec (3)	1 494	1 544	(50)
Société Innovatech du Grand Montréal (1)	2	81	(79)
Société Innovatech du Sud du Québec (1)	2	8	(6)
Société Innovatech Québec et Chaudière-Appalaches (1)	4	16	(12)
Société Innovatech Régions ressources (2)	3	15	(12)

	19 150	14 743	4 407

Adjustments (4)			(61)

			4 346

     CONSOLIDATED FINANCIAL
STATEMENTS

2005								2004
Assets			Liabilities
	Non-
Financial	Financial
assets	assets	Total	Debts		Other	Total	Net equity	Net equity
							(in millions of dollars)
22		22					22	23
2 477	1 874	4 351	1 928		2 270	4 198	153	156
9 710		9 710	9 454		193	9 647	63	49
5		5					5	5
4 238	53 798	58 036	34 469		7 347	41 816	16 220	15 127
484	1 717	2 201	2 027		139	2 166	35	30
1 743	71	1 814	1 793		2	1 795	19	8
164	778	942			807	807	135	135
16	1	17	1		6	7	10	13
224	118	342			368	368	(26)	24
358	325	683	11		636	647	36	35
42	151	193	47		105	152	41	41
1 174	1 399	2 573	469	(5)	332	801	1 772	1 812
44		44	8		2	10	34	196
17		17					17	23
74		74					74	87
32		32					32	43

20 824	60 232	81 056	50 207		12 207	62 414	18 642	17 807

							1 019	988

							19 661	18 795

(1)	Equity value was determined on the basis of audited financial statements as at March 31, 2005.

(2)	Equity value was determined on the basis of unaudited financial statements as at March 31, 2005.

(3)	Equity value was determined on the basis of audited financial statements as at December 31, 2004.

(4)	These adjustments stem mainly from unaudited interim results as at March 31, 2005.

(5)	Borrowings of $392 million by some of the Société’s companies and subsidiaries are guaranteed by various types of security on accounts receivable, stocks and other tangible and intangible assets and by hypothecs on the universality of property, whose book value totalled $1 122 million as at December 31, 2004.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 9
Investment in Government enterprises (cont’d)
AS AT MARCH 31, 2005
Debt schedule after the impact of derivative instruments

	Repayment of long-term debts over the
	coming fiscal years
						2011 and
	2006	2007	2008	2009	2010	thereafter	Total
						(in millions of dollars)
Corporation d’hébergement du Québec	271	79	255	75	167	1 081	1 928
Financement-Québec	911	1 001	896	2 043	1 890	2 713	9 454
Hydro-Québec	1 948	3 199	1 987	1 517	556	25 262	34 469
Immobilière SHQ	54	58	62	67	72	1 714	2 027
IQ Immigrants Investisseurs inc.	2	189	329	554	717	2	1 793
Société de dévelop- pement de la Baie James	1						1
Société des alcools du Québec	1	2	2	2	1	3	11
Société des établissements de plein air du Québec		1				46	47
Société générale de financement du Québec	170	72	29	26	18	154	469
Société Innovatech du Grand Montréal	8						8

	3 366	4 601	3 560	4 284	3 421	30 975	50207	(1)

(1)	Including $1 931 million in debts contracted with the Government.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 9
Investment in Government enterprises (cont’d)
AS AT MARCH 31, 2005
Commitments and contingencies
Corporation d’hébergement du Québec
As at March 31, 2005, the uncompleted balance of contracts signed by the Corporation and covered by contractual commitments totalled $82 million ($87 million in 2004), of which $26 million ($29 million in 2004) was for ongoing projects and $56 million ($58 million in 2004) for projects under study.
The credit instruments used to meet the financing needs of the Corporation’s clients represent the maximum amount of additional credit that the Corporation might have to grant if commitments are used in their entirety. The total of $239 million in credit instruments does not necessarily represent future cash requirements, as these instruments may expire or be cancelled before they give rise to disbursements.
Hydro-Québec
Hydro-Québec has provided for capital investments of $3 700 million for 2005.
As at March 31, 2005, the potential maximum amount the Corporation could have to pay under letters of credit or guarantees totalled $443 million. Of this amount, $380 million relates to the purchase of energy, for which a liability in the amount of $9 million has been recorded. Some guarantees expire between 2005 and 2019, while others do not have maturity dates.
IQ Immigrants Investisseurs inc.
During the normal course of its activities, this enterprise contracted various commitments totalling $127 million. These commitments represent non-refundable financial contributions whose outcome has not been authorized. They do not necessarily represent future cash requirements, as some of them may be cancelled before they give rise to disbursements.

PUBLIC ACCOUNTS – VOLUME 1
APPENDIX 9
Investment in Government enterprises (cont’d)
AS AT MARCH 31, 2005
Commitments and contingencies
Société générale de financement
The Société is committed to acquire plant, property and equipment and to purchase services and raw materials aggregating $196 million over the next few years.
It has an unused bank loan that totalled $429 million as at December 31, 2004, which may be used for short- and long-term financing at prime or money market rates.
Various enterprises
Under operating and long-term leases, certain Government enterprises were committed, as at March 31, 2005, to making minimum undiscounted payments totalling $567 million ($495 million as at March 31, 2004).
Some enterprises contracted commitments during the normal course of their activities. These commitments, totalling $132 million, represent authorized commitments that had not been disbursed as at March 31, 2005. Some of them might not be paid if the events do not take place.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 10
Long-term investments
AS AT MARCH 31, 2005

	2005							2004
	Shares and
	capital	Bonds and		Loans and
	investments	notes		advances			Total	Total
							(in millions of dollars)
Municipalities and municipal bodies
Municipalities		4	(1)				4	5
Municipal bodies				2	(1)		2	2

		4		2			6	7

Individuals, enterprises and other
Students				842	(2)		842	861
Enterprises	444	33	(4)	1 179	(3)	(5)	1656	1694
Survivor’s pension plan				335	(4)		335	338
Other		72	(4)	752	(4)		824	783

	444	105		3 108			3 657	3 676

Allowance for doubtful accounts				(786)			(786)	(922)

	444	105		2 322			2 871	2 754

	444	109		2 324			2 877	2 761

(1)	Bonds and notes as well as loans and advances to municipalities and municipal bodies bear interest at rates of 6.3% to 10.0%.

(2)	Loans and advances to students bear interest at rates of 3.0% to 14.88%.

(3)	Loans to enterprises bear interest at rates of 1.25% to 12.0%.

(4)	The loan on the survivor’s pension plan and all other loans and advances as well as bonds and notes bear interest at rates of up to 12.25%.

(5)	Guarantees received for loans and advances amount to $118 million.

Maturity of investments	2005
(in millions of dollars)
2006	779
2007	549
2008	143
2009	128
2010	141

1 740
2011-2015	482
2016-2020	141
2021-2025	4
2026-2030	1
2031 and thereafter	227

2 595
No fixed maturity date	282

2 877

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 11
Bank overdraft
AS AT MARCH 31, 2005

	2005	2004
	(in millions of dollars)
Outstanding cheques	671	577
Less:
Cash in bank	278	253
Cash and notes on hand and outstanding deposits	177	123

	216	201

CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX 12
Accounts payable and accrued expenses
AS AT MARCH 31, 2005

	2005	2004
	(in millions of dollars)
Remuneration	1 211	503
Suppliers	1 562	1 579
Advances from trust funds	388	395
Clearing account for collected taxes	8	258
Specified purpose accounts	158	37
Transfers	2 088	1 935
Accrued interest on borrowings	2 116	1 924
Sick leave and vacations(1)	1 207	1 143
Allowance for losses on guaranteed financial initiatives(1)	571	663
Survivor’s pension plan(1)	351	338

	9 660	8 775

(1)	Includes mainly amounts payable over the long-term.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 13
Debts
AS AT MARCH 31, 2005

	2005
			Health and social services
			and education networks and
	Direct		Government enterprises		Work of municipal bodies		Total
	In millions of	Total in	In millions of	Total in	In millions of	Total in	In millions of	Total in
	monetary	Canadian	monetary	Canadian	monetary	Canadian	monetary	Canadian
Currency	units	equivalent	units	equivalent	units	equivalent	units	equivalent
		(in millions		(in millions		(in millions		(in millions
		of dollars)		of dollars)		of dollars)		of dollars)
IN CANADIAN DOLLARS
Short-term borrowings(1)	453	453					453	453
Treasury bills	2 805	2 805	488	488	15	15	3 308	3 308
Savings products	4 290	4 290					4 290	4 290
Bonds and notes	37 278	37 278	3 254	3 254	1 976	1 976	42 508	42 508
Medium-term notes on the Canadian market	6 772	6 772	37	37			6 809	6 809
Medium-term notes on the European market	1 971	1 971			280	280	2 251	2 251
Commitments under capital leases	151	151					151	151
Currency swap contracts	21 062	21 062	3	3	543	543	21 608	21 608

	74 782	74 782	3 782	3 782	2 814	2 814	81 378	81 378

IN U.S. DOLLARS
Short-term borrowings (1)	1 355	1 639					1 355	1 639
Bonds and notes	10 021	12 121	3	3	143	174	10 167	12 298
Medium-term notes on the Canadian market	13	16					13	16
Medium-term notes on the U.S. market	1 010	1 222					1 010	1 222
Medium-term notes on the European market	295	357					295	357
Currency swap contracts	(10 465)	(12 659)	(3)	(3)	(143)	(174)	(10 611)	(12 836)

	2 229	2 696	—	—	—	—	2 229	2 696

IN YEN
Bonds and notes	178 575	2 015					178 575	2 015
Medium-term notes on the U.S. market	3 393	38					3 393	38
Medium-term notes on the European market	294 366	3 321					294 366	3 321
Currency swap contracts	(80 099)	(904)					(80 099)	(904)

	396 235	4 470			—	—	396 235	4 470

Amounts carried forward		81 948		3 782		2 814		88 544

CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX 13
Debts (cont’d)
AS AT MARCH 31, 2005

	2005
			Health and social services
			and education networks and
	Direct		Government enterprises		Work of municipal bodies		Total
	In millions of	Total in	In millions of	Total in	In millions of	Total in	In millions of	Total in
	monetary	Canadian	monetary	Canadian	monetary	Canadian	monetary	Canadian
Currency	units	equivalent	units	equivalent	units	equivalent	units	equivalent
		(in millions		(in millions		(in millions		(in millions
		of dollars)		of dollars)		of dollars)		of dollars)
Amounts brought forward		81 948		3 782		2 814		88 544

IN EUROS
Bonds and notes	3 700	5 804			176	276	3 876	6 080
Medium-term notes on the European market	2 429	3 811					2 429	3 811
Currency swap contracts	(6 129)	(9 615)			(176)	(276)	(6 305)	(9 891)

	—	—			—	—	—	—

IN SWISS FRANCS
Bonds and notes	506	512					506	512
Currency swap contracts	3 934	3 980					3 934	3 980

	4 440	4 492					4 440	4 492

IN POUNDS STERLING
Bonds and notes	199	454					199	454
Currency swap contracts	(200)	(457)					(200)	(457)

	(1)	(3)					(1)	(3)

IN AUSTRALIAN DOLLARS
Bonds and notes	600	561					600	561
Currency swap contracts	(600)	(561)					(600)	(561)

	—	—					—	—

		86 437		3 782		2 814		93 033
Less:
Sinking fund		3 465		60				3 525
Deferred foreign exchange gain		(507)						(507)

		83 479		3 722		2 814		90 015

(1)	Short-term borrowings in 2005 include $260 million in banker’s acceptances and bank loans, $1 640 million in Treasury notes, $148 million in notes at par and $44 million in discount notes.

PUBLIC ACCOUNTS – VOLUME 1
APPENDIX 13
Debts ( cont’d)
AS AT MARCH 31, 2005

	2004
			Health and social services
			and education networks and
	Direct		Government enterprises		Work of municipal bodies		Total
Currency	In millions of	Total in	In millions of	Total in	In millions of	Total in	In millions of	Total in
	monetary	Canadian	monetary	Canadian	monetary	Canadian	monetary	Canadian
	units	equivalent	units	equivalent	units	equivalent	units	equivalent
		(in millions		(in millions		(in millions		(in millions
		of dollars)		of dollars)		of dollars)		of dollars)
IN CANADIAN DOLLARS
Short-term borrowings(1)	1 352	1 352			88	88	1 440	1 440
Treasury bills	2 844	2 844	460	460	5	5	3 309	3 309
Savings products	3 901	3 901					3 901	3 901
Bonds and notes	33 709	33 709	3 211	3 211	1 869	1 869	38 789	38 789
Medium-term notes on the Canadian market	5 244	5 244	38	38			5 282	5 282
Medium-term notes on the European market	687	687			220	220	907	907
Commitments under capital leases	166	166					166	166
Currency swap contracts	21 181	21 181	4	4	713	713	21 898	21 898

	69 084	69 084	3 713	3 713	2 895	2 895	75 692	75 692

IN U.S. DOLLARS
Short-term borrowings (1)	1 155	1 514					1 155	1 514
Bonds and notes	9 525	12 482	3	3	215	282	9 743	12 767
Medium-term notes on the Canadian market	13	18					13	18
Medium-term notes on the U.S. market	1 010	1 323					1 010	1 323
Medium-term notes on the European market	595	780					595	780
Currency swap contracts	(9 106)	(11 934)	(3)	(3)	(215)	(282)	(9 324)	(12 219)

	3 192	4 183	—	—	—	—	3 192	4 183

IN YEN
Bonds and notes	190 516	2 396			5 000	63	195 516	2459
Medium-term notes on the U.S. market	3 392	43					3 392	43
Medium-term notes on the European market	322 809	4 060					322 809	4 060
Currency swap contracts	(177 493)	(2 232)			(5 000)	(63)	(182 493)	(2 295)

	339 224	4 267			—	—	339 224	4 267

Amounts carried forward		77 534		3 713		2895		84 142

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 13
Debts (cont’d)
AS AT MARCH 31, 2005

	2004
			Health and social services
			and education networks and
	Direct		Government enterprises		Work of municipal bodies		Total
	In millions of	Total in	In millions of	Total in	In millions of	Total in	In millions of	Total in
	monetary	Canadian	monetary	Canadian	monetary	Canadian	monetary	Canadian
Currency	units	equivalent	units	equivalent	units	equivalent	units	equivalent
		(in millions		(in millions		(in millions		(in millions
		of dollars)		of dollars)		of dollars)		of dollars)
Amounts brought forward		77 534		3 713		2 895		84 142

IN EUROS
Bonds and notes	4 511	7 266			176	283	4 687	7 549
Medium-term notes on the European market	939	1 514					939	1 514
Currency swap contracts	(5 463)	(8 801)			(176)	(283)	(5 639)	(9 084)

	(13)	(21)			—	—	(13)	(21)

IN SWISS FRANCS
Bonds and notes	507	524					507	524
Currency swap contracts	3 593	3 714					3 593	3 714

	4 100	4 238					4 100	4 238

IN POUNDS STERLING
Bonds and notes	198	479					198	479
Currency swap contracts	(200)	(482)					(200)	(482)

	(2)	(3)					(2)	(3)

IN AUSTRALIAN DOLLARS
Bonds and notes	600	599					600	599
Currency swap contracts	(600)	(599)					(600)	(599)

	—	—					—	—

IN SWEDISH KRONOR
Bonds and notes	501	87					501	87
Currency swap contracts	(501)	(87)					(501)	(87)

	—	—					—	—

		81 748		3 713		2 895		88 356
Less:
Sinking fund		3 456		51				3 507
Deferred foreign exchange loss		359						359

		77 933		3 662		2 895		84 490

(1)	Short-term borrowings in 2004 include $461 million in banker’s acceptances and bank loans, $1 514 million in Treasury notes, $785 million in notes at par and $194 million in discount notes.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 13
Debts (cont’d)
AS AT MARCH 31, 2005
Sinking fund
Changes in fund balance for the fiscal year ended March 31, 2005

	2005		2004
	(in millions of dollars)
Opening balance	3 507		3 594
Plus:
Payment from the Consolidated Revenue Fund	149		147
Net revenue	176		266

	3 832		4 007
Less:
Sums used to repay debts	307		500

Closing balance	3 525	(1)	3 507	(1)

Sinking fund
Statement of financial position as at March 31, 2005

	2005		2004
	(in millions of dollars)
Investments
Treasury bills	35		32
Bonds and notes	3 392		3 354

	3 427		3 386

Other assets
Cash on hand	4		5
Accounts receivable and accrued interest	52		67
Deferred loss on short-term contracts	48		49

	104		121

Liabilities
Deferred gain on forward contracts	6

Fund balance	3 525	(1)	3 507	(1)

(1)	Including $60 million ($51 million in 2004) from the Sinking Fund for Government Borrowings contracted to finance the health and social services and education networks and Government enterprises.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 14
Net debt
FOR THE FISCAL YEAR ENDED MARCH 31, 2005

	2005	2004
	(in millions of dollars)
PREVIOUSLY ESTABLISHED OPENING BALANCE	(97 025)	(95 608)
Restatements (Note 2)	(273)
Government’s share of translation adjustments of Government enterprises	3	(40)
Increase in the net book value of fixed assets	(1 083)	(1 019)
Annual deficit	(664)	(358)

Annual change in net debt	(1 744)	(1 417)

CLOSING BALANCE	(99 042)	(97 025)

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 15
Fixed assets
AS AT MARCH 31, 2005

						Development
						of data
				Complex	Equip-	processing	2005	2004
	Land	Buildings	Facilities	networks	ment	systems	Total	Total
							(in millions of dollars)
								(Note 12)
Cost of fixed assets
Opening balance	420	4 377	195	15 101	2 248	1 423	23 764	22 027
Acquisitions	3	211	16	1 292	198	265	1 985	1 884
Disposals and other	(6)	(3)	1	(2)	(45)	(60)	(115)	(102)
Loss in value								(45)

Closing balance	417	4 585	212	16 391	2 401	1 628	25 634	23 764

Accumulated depreciation
Opening balance		2 063	108	8 872	1 331	655	13 029	12 311
Depreciation expenses		126	12	398	202	133	871	796
Impact of disposals and other			(3)	(4)	(21)	(56)	(84)	(78)

Closing balance	—	2 189	117	9 266	1 512	732	13 816	13 029

Fixed assets (Note 4)	417	2 396	95	7 125	889	896	11 818 (1)	10 735 (1)

(1)	Including fixed assets rented under capital leases totalling $158 million in 2004-2005 ($166 million in 2003-2004). The depreciation amount related to these fixed assets was $10 million in 2004-2005 ($10 million in 2003-2004). The total for fixed assets includes $1 164 million in property under construction or development ($921 million for 2003-2004) for which no depreciation was taken.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 16
Commitments
AS AT MARCH 31, 2005

	2005		2004
	(in millions of dollars)
Transfer for repayment of the principal			(Note 12)
on borrowings for the acquisition of fixed assets:
School boards and educational institutions	8 845		8 086
Health and social services institutions	4 258		4 002
Municipalities and municipal bodies	2 829		2 756
Other beneficiaries	711		520

	16 643	(1)	15 364	(1)

Transfer for financing authorized projects for the acquisition of fixed assets (2)
School boards and educational institutions	1 744		2 092
Health and social services institutions (3)(4)	2 637		2 465
Municipalities and municipal bodies	1 027		1 350
Other beneficiaries	914		951

	6 322		6 858

	22 965	(5)	22 222	(5)

(1)	Organizations that received transfers contracted borrowings with:

	2005	2004
	(in millions of dollars)
Government enterprises
Financement-Québec	9 516	7 964
Corporation d’hébergement du Québec	546	533

	10 062	8 497

Financial institutions outside the Government	7 393	7 775

	17 455	16 272
Less: Network sinking funds (Note 8)	812	908

	16 643	15 364

(2)	These commitments represent the value of authorized amounts that have already been financed in part for realized acquisitions of fixed assets.

(3)	These commitments include investments of $350 million to be made in the coming years within the framework of the Medical and Diagnostic Equipment Fund created by the Government of Canada following the First Ministers’ Meeting in February 2003.

(4)	These commitments include investments of $112 million to be made over the coming years in accordance with an agreement reached between the Gouvernement du Québec and the Québec Cree in March 2005.

(5)	Commitments in foreign currency are shown at their Canadian equivalent at the exchange rates in effect on March 31 and take currency swap contracts into account.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 16
Commitments (cont’d)
AS AT MARCH 31, 2005
Summary schedule of transfer commitments for repayment of
the principal on borrowings for the acquisition of fixed assets

				Health and
				social
		General and		services	Municipalities
	School	vocational	Univers-	institu-	and municipal	Other
Maturity	boards	colleges	ities	tions	bodies	beneficiaries	Total
						(in millions of dollars)
2006	791	213	309	596	338	86	2 333
2007	540	249	473	628	317	96	2 303
2008	600	149	271	469	297	98	1 884
2009	930	271	340	633	269	84	2 527
2010	670	271	380	822	224	76	2 443

	3 531	1 153	1 773	3 148	1 445	440	11 490
2011-2015	1 025	457	566	945	824	151	3 968
2016-2020	113	109	75	115	321	107	840
2021-2025	19	11	10	45	138	13	236
2026-2030		3		5	70		78
2031-2035					27		27
2036-2040					4		4

	4 688	1 733	2 424	4 258	2 829	711	16 643

Note:	This schedule was drawn up according to the dates shown on bonds or notes at the balance sheet date. Any refinancing after that date will affect the above schedule.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 16
Commitments (cont’d)
AS AT MARCH 31, 2005
Agreement between the Gouvernement du Québec and the Québec Cree
An agreement was signed by the Government and the Québec Cree in February 2002 to help the Cree achieve more autonomy and take charge of their development. The agreement also allows the Cree to play a greater role in economic development activities in the territory covered by the James Bay and Northern Québec Agreement (JBNQA).
The February 2002 agreement provides in particular for annual transfer payments to the James Bay Cree over a period of 50 years, i.e. from 2002-2003 to 2051-2052. In return, the Cree assume the obligations of the Gouvernement du Québec, Hydro-Québec and the Société d’énergie de la Baie James under certain provisions of the JBNQA, pertaining to the Cree’s economic and community development. The annual payments provided for over the coming years amount to $70 million until 2052.
Pursuant to the agreement of February 2002, a new agreement was signed in March 2005 defining the financial framework, Government funding rules and the responsibilities of the James Bay Cree health and social services council regarding the organization and delivery of health and social services for the Cree for the period from April 1, 2004 to March 31, 2009 and certain elements continuing until March 31, 2033. As at March 31, 2005, the balance payable was $625 million.
Agreements between the Gouvernement du Québec and the Government of Canada
The Government of Canada makes payments to the provinces for equalization, the Canada Health Transfer (CHT) and the Canada Health and Social Transfer (CHST). These payments are initially based on estimates which are revised in October and February of each year during a 30-month period following the end of the fiscal year. When the revised estimates were published in February 2004, several provinces were informed that their equalization and CHT and CHST transfers would be reduced substantially because of major revisions to population data in the wake of the 2001 census and to data pertaining to personal and corporate income tax. To reduce the impact on the provinces’ financial frameworks for 2003-2004 and 2004-2005, the federal government agreed to introduce mitigation measures by adopting legislative and regulatory provisions. The main measure involves deferring the impact of these revisions to subsequent years. As a result, the provinces may repay their shortfall to the federal government over a 10-year period as of 2006-2007. For Québec, deferring the repayment of federal transfers for fiscal 2003-2004 and 2004-2005, following the application of these federal measures, represents $1 161 million and $1 216 million, respectively, for a total of $2 377 million.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 16
Commitments (cont’d)
AS AT MARCH 31, 2005
Furthermore, in February 2002, the federal government changed the method used to measure the provinces’ fiscal capacity in regard to property tax for equalization purposes. For Québec, this change would have entailed a $656-million cumulative reduction in its equalization payments in 2001-2002 and 2002-2003. To mitigate the impact of this change on the Québec government’s financial framework, the federal government allowed the latter to repay it this amount over five years, as of 2003-2004. Accordingly, $131 million was repaid in 2003-2004 and 2004-2005, leaving a balance of $394 million to be repaid over the next three years.
Lastly, since 1974, following the abolition of the federal youth allowances program, for which Québec had obtained the right to withdraw with fiscal compensation in 1964, the Québec government has repaid the federal government the equivalent of 3% of basic federal income tax collected in Québec. Between 1974 and 1988, these repayments were made by deducting the applicable amounts from equalization payments to the Québec government. In 1988, the federal government concluded an agreement with the Québec government whereby tax transfers in respect of youth allowances would be repaid in two instalments on April 1 of each fiscal year, with one instalment corresponding to the value of the tax transfer for the last six months of the previous fiscal year and the other, the value of the tax transfer for the first six months of the fiscal year just beginning. Pursuant to this agreement, an instalment of $299 million for fiscal 2004-2005 was paid on April 1, 2005, or in the 2005-2006 fiscal year.
The following table shows that the transfers to be repaid to the federal government by the Québec government amounted to
$3 070 million as at March 31, 2005.
Amount of Government of Canada transfers repayable
as at March 31
(in millions of dollars)

	2005	2004
Revision of population and tax revenue data	2 377	1 161
Revision of the method for measuring fiscal capacity for property taxes	394	525
Tax transfer in respect of youth allowances for the last six months of the current year	299	293

	3 070	1 979

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 17
Contingencies
AS AT MARCH 31, 2005
Guaranteed financial initiatives

	2005	2004
	(in millions of dollars)
Government agencies and enterprises
Hydro-Québec (1)	33 883	34 917
Investissement Québec (1)	2 941	2 326	(2)
Société d’habitation du Québec (1)	807	745
Other	261	215	(2)

	37 892	38 203

Individuals and corporations
Loans to farm and forest producers (1)	4 264	4 292
Loans to students(1)	2 974	2 959
Other loans	95	89

	7 333	7 340

Total guaranteed financial initiatives	45 225	45 543
Less:
Allowance for losses on guaranteed financial initiatives	571	663

NET GUARANTEED FINANCIAL INITIATIVES	44 654	44 880

(1)	See additional information on following pages.

(2)	The comparative amount for 2004 was adjusted for comparability with that of 2005.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 17
Contingencies (cont’d)
AS AT MARCH 31, 2005
Hydro-Québec loan guarantees (1) (2)

	2005		2004
		Contingent	Contingent
	Authorized	liabilities(3)	liabilities(3)
(in millions of dollars)
Negotiable bonds
In Canadian dollars	14 229	10 929	12 653
In U.S. dollars	9 616	9 616	10 418
Other currencies	700	700	739

	24 545	21 245	23 810

Borrowings and other
In Canadian dollars(4) (5)	12 525	10 717	8 511
In U.S. dollars	9 637	1 571	1 900
Other currencies	3 850	1 413	1 520

	26 012	13 701	11 931

Total	50 557	34 946	35 741
Less: Sinking fund		1 063	824

	50 557	33 883	34 917

(1)	The Gouvernement du Québec, which is Hydro-Québec’s sole shareholder, guarantees loans contracted in various currencies by this enterprise. The value of Hydro-Québec’s assets was $58 900 million as at March 31, 2005.

(2)	Loan guarantees bear interest at fixed and variable rates and mature at various dates until 2060.

(3)	Loan guarantees are shown at their Canadian equivalent at the rates in effect on March 31, 2005.

(4)	Including the $525-million financial guarantee for Gentilly-II for which Hydro-Québec set up a $28-million trust.

(5)	Including $394 million representing a debt in perpetuity.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 17
Contingencies (cont’d)
AS AT MARCH 31, 2005
Investissement Québec loan guarantees (1)

	2005		2004
		Contingent	Contingent
	Authorized	liabilities	liabilities
	(in millions of dollars)
Loan guarantees in effect(2)	2 000	1 727	1 480
Authorized loan guarantees not in effect	1 214	1 214	846	(3)

	3 214	2 941	2 326

Allowance for losses on guaranteed financial initiatives		(112)	(186)

		2 829	2 140

(1)	The Government guarantees the payment of principal and interest on the loans concerned under the Act respecting Investissement Québec and La Financière du Québec (R.S.Q., c. I-16.1).

(2)	The total value of securities received as loan guarantees was $1 391 million as at March 31, 2005 ($1 015 million as at March 31, 2004).

(3)	The comparative amount for 2004 was adjusted for comparability with that of 2005.
Farm and forest producer loan guarantees (1)

	2005		2004
		Contingent	Contingent
	Authorized	liabilities	liabilities
	(in millions of dollars)
Act respecting La Financière agricole du Québec (R.S.Q., c. L-0.1)	4 100	4 100	4 111
Various acts	164	164	181

	4 264	4 264	4 292

Allowance for losses on guaranteed financial initiatives		(62)	(67)

		4 202	4 225

(1)	Balances of principal and interest on loans for which the Fonds d’assurance-prêts agricoles et forestiers reimburses losses and covers related charges .

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 17
Contingencies (cont’d)
AS AT MARCH 31, 2005
Guarantees granted by the Société d’habitation du Québec (1)

	2005		2004
		Contingent	Contingent
	Authorized	liabilities	liabilities
	(in millions of dollars)
Loan guarantees
Achat-rénovation, AccèsLogis Québec and Affordable Housing Québec programs social and community component (2)	424	424	347

Other guarantees
Assistance Program for Community Housing Organization, and NPO — Private and Remote Housing programs (3)	383	383	398

	807	807	745

Allowance for losses on guaranteed financial initiatives		(9)	(8)

		798	737

(1)	The Société d’habitation du Québec (SHQ) grants guarantees under the Act respecting the Société d’habitation du Québec (R.S.Q., c. S-8).

(2)	Loans from financial institutions guaranteed by the SHQ and granted to non-profit organizations or cooperatives for periods of 25 or 35 years following the approval of an extension by the SHQ. The principal and interest associated with such loans are covered by the organizations concerned. The loans finance the cost of buildings.

(3)	Loans guaranteed by the Canada Mortgage and Housing Corporation (CMHC) for which the SHQ has concluded agreements under which it is committed to buying property taken over by the CMHC when a borrower defaults on a loan, for an amount equal to the value of the claim paid to the approved lender plus incidental expenses. Guarantees granted for the above-mentioned programs cover 25 years, except if they are related to loans granted in urban regions for the NPO-Private housing programs, in which case they cover 35 years. The principal and interest associated with such loans are covered by the organizations concerned. The loans finance the cost of buildings.

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 17
Contingencies (cont’d)
AS AT MARCH 31, 2005
Student loan guarantees (1)

	2005		2004
		Contingent	Contingent
	Authorized	liabilities	liabilities
	(in millions of dollars)
Loans for which the Government repays interest as long as the borrower is a student	1 164	1 164	1 002
Loans for which borrowers are responsible for repaying principal and interest	1 790	1 790	1 926
Loans for the purchase of a personal computer, for which borrowers are responsible for repaying interest	20	20	31

	2 974	2 974	2 959

Allowance for losses on guaranteed financial initiatives		(375)	(383)

		2 599	2 576

(1)	The Government guarantees the reimbursement of losses of principal and interest to lending institutions under the Act respecting financial assistance for students (R.S.Q., c. A-13.3).

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 18
Summary of fiduciary transactions conducted by
Government agencies and funds
AS AT MARCH 31, 2005

	2005				2004
			Increase
			(decrease) in
	Liabilities	Assets	accrued equity	Net equity	Net equity
	(in millions of dollars)
Caisse de dépôt et placement du Québec(1)	44 767	147 200	13 035	102 433	89 398
Comité Centraide — public sector(1)	9	9
Commission administrative des régimes de retraite et d’assurances(1)
RREGOP	55	34 569	3 357	34 514	31 157
PPMP	6	5 598	608	5 592	4 984
Other plans	28	355	31	327	296
Commission de la construction du Québec(1)
General Fund	80	87	11	7	(4)
Supplemental pension plan - general account	552	3 577	1	3 025	3 024
Supplemental pension plan - pensioners’ account	4	4 049	729	4 045	3 316
Other	616	2 252	239	1 636	1 397
Curateur public	75	352	3	277	274
Fonds central pour le bénéfice des personnes incarcérées(1)		2		2	2
Guarantee Insurance Fund administered by the Régie des marchés agricoles et alimentaires du Québec		4	(1)	4	5
Fonds d’assurance-récolte and Fonds d’assurance-stabilisation des revenus agricoles	543	304	68	(239)	(307)
Travel Agents’ Security Funds	3	3	3		(3)
Support Payments Fund	301	301
Fonds d’indemnisation des services financiers	11	7	(1)	(4)	(3)
Fonds du compte de stabilisation du revenu agricole	5	5
Fonds du régime tripartite d’assurance revenu brut à l’égard des récoltes			(14)		14
Trust funds	405	405

Amounts carried forward	47 460	199 079	18 069	151 619	133 550

CONSOLIDATED FINANCIAL
STATEMENTS
APPENDIX 18
Summary of fiduciary transactions conducted by Government agencies and funds (cont’d)
AS AT MARCH 31, 2005

	2005				2004
			Increase
			(decrease) in
	Liabilities	Assets	accrued equity	Net equity	Net equity
	(in millions of dollars)
Amounts brought forward	47 460	199 079	18 069	151 619	133 550
Fonds national de formation de la main-d’œuvre	2	91	2	89	87
Hydro-Québec — pension plan(1)	30	10 012	765	9 982	9 217
Régie des rentes du Québec
Fonds du régime de rentes du Québec	392	23 657	3 024	23 265	20 241
Other	15	22	2	7	5

	47 899	232 861	21 862	184 962	163 100
Less: Funds entrusted to the Caisse de dépôt et placement du Québec		72 288	8 387	72 288	63 901

	47 899	160 573	13 475	112 674	99 199

(1)	Financial statements as at December 31, 2004.

PUBLIC ACCOUNTS — VOLUME 1
APPENDIX 19
Financial information on the health and social services and education networks, which are not included in the Government’s reporting entity
AS AT MARCH 31, 2005
Operations and accumulated operating surplus (deficit) (1)

	2005				2004
			Annual	Accumulated			Annual	Accumulated
			surplus	surplus			surplus	surplus
	Revenue	Expenditure	(deficit)	(deficit) (2)	Revenue	Expenditure	(deficit)	(deficit)
	(in millions of dollars)
Health and social services

Agencies (3)	166	165	1	9	166	167	(1)	8

Public institutions	13 560	13 769	(209)	(1 176)	13 074	13 422	(348)	(953)

	13 726	13 934	(208)	(1 167)	13 240	13 589	(349)	(945)

Education

School boards (4)	8 679	8 705	(26)	236	8 703	8 645	58	234

Colleges (4)	1 496	1 495	1	37	1 482	1 480	2	36

Universities (5)	2 831	2 793	38	(209)	2 617	2 593	24	(218)

(1)	The published financial information was derived from the most recent audited financial statements available, in compliance with the accounting policies in effect in the networks. The financial information includes only financial data on operating funds. The information presented excludes data on other funds, particularly endowment funds, designated funds, restricted funds, trust funds and fixed assets funds.

(2)	Including restatements made by the networks to accumulated surpluses (deficits) at the beginning of the year, i.e. ($14) million for public health institutions, $28 million for school boards and ($29) million for universities.

(3)	On January 30, 2004, regional health and social services boards became local health and social services network development agencies.

(4)	These data were derived from audited financial statements as at June 30, 2004 and June 30, 2003.

(5)	These data were derived from audited financial statements as at May 31, 2004 and May 31, 2003.